EXECUTION VERSION

REINSURANCE AGREEMENT

by and between

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

and

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

Dated as of December 31, 2020

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.01	Definitions	1
Section 1.02	Interpretation	16

ARTICLE II

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.01	Reinsurance	18
Section 2.02	Separate Accounts	18
Section 2.03	Non-Guaranteed Elements	19
Section 2.04	Insurance Contract Changes	19
Section 2.05	Follow the Fortunes	20
Section 2.06	Defenses	20
Section 2.07	Distributors	20
Section 2.08	Novations and Replacements	20

ARTICLE III

REINSURANCE PREMIUM AND CEDING COMMISSION; ACCOUNTING

Section 3.01	Payments by the Ceding Company	21
Section 3.02	Payments by the Reinsurer	23

ARTICLE IV

ACCOUNTING, SETTLEMENT AND REPORTING

Section 4.01	Quarterly Net Settlement	23
Section 4.02	Dispute Resolution	24
Section 4.03	Settlement	24
Section 4.04	Delayed Payments	25
Section 4.05	Offset and Recoupment Rights	25
Section 4.06	Certain Reports	25
Section 4.07	Withholding	26
Section 4.08	DAC Tax	26

i

ARTICLE V

TRUST ACCOUNT; RESERVE CREDIT

Section 5.01	Establishment of Trust Account; Security	28
Section 5.02	Ceding Company Withdrawal Prior to Certain Events	28
Section 5.03	Ceding Company Withdrawal Following Certain Events	29
Section 5.04	Trust Account and Settlements	30
Section 5.05	Valuation Method and Investment of Trust Assets	30
Section 5.06	Deposit of Assets	30
Section 5.07	Reinsurer’s Withdrawal Right Prior to a Certain Event	31
Section 5.08	Reinsurer’s Ongoing Funding Obligations for the Trust Account	31
Section 5.09	Termination of Trust Account	33
Section 5.10	Reserve Credit	33

ARTICLE VI

OVERSIGHTS; COOPERATION; REGULATORY MATTERS

Section 6.01	Oversights	34
Section 6.02	Regulatory Matters	34

ARTICLE VII

INSOLVENCY

Section 7.01	Insolvency of the Ceding Company	34

ARTICLE VIII

DURATION; RECAPTURE

Section 8.01	Duration	35
Section 8.02	Survival	35
Section 8.03	Recapture	36
Section 8.04	Triggering Event	37
Section 8.05	Notice of Triggering Event	37
Section 8.06	Cure of Triggering Event	37

ARTICLE IX

TERMINAL ACCOUNTING AND SETTLEMENT

Section 9.01	Terminal Accounting	38
Section 9.02	Proposed Recapture Payment Statement	39
Section 9.03	Changes to Proposed Recapture Payment Statement	39

EXHIBITS

Exhibit A	Trust Agreement
Exhibit B	Security and Control Agreement
Exhibit C	Administrative Services Agreement
Exhibit D-1	Form of General Account Settlement Statement
Exhibit D-2	Form of Separate Account Settlement Statement
Exhibit D-3	Form of Required Balance Statement
Exhibit D-4	Form of Quarterly Asset Report
Exhibit E	Trust Account Investment Guidelines

SCHEDULES

Schedule 1.01(a)	Extra Contractual Obligations
Schedule 1.01(b)	Separate Accounts
Schedule 2.03	Non-Guaranteed Elements
Schedule 3.01(c)	Assignment of Recoverables
Schedule 4.01(b)	Additional Reporting
Schedule 9.01(a)	Recapture Payment Statement Methods

REINSURANCE AGREEMENT

This REINSURANCE AGREEMENT (this “Agreement”) is made and entered into on December 31, 2020 and effective as of the Effective Time by and between Massachusetts Mutual Life Insurance Company, a mutual life insurance company domiciled in the Commonwealth of Massachusetts (the “Ceding Company”) and Great-West Life & Annuity Insurance Company, a life insurance company domiciled in the State of Colorado (the “Reinsurer”).  For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party.”

W I T N E S S E T H:

WHEREAS, as contemplated by that certain Sale and Purchase Agreement, dated as of September 8, 2020 (the “Purchase Agreement”), the Ceding Company wishes to cede to the Reinsurer and the Reinsurer wishes to accept and reinsure, the General Account Liabilities on a one hundred percent (100%) coinsurance basis and the Separate Account Liabilities on a one hundred percent (100%) modified coinsurance basis, in each case, on the terms and subject to the conditions set forth herein; and

WHEREAS, simultaneously with the execution and delivery of this Agreement on the date hereof, (i) the Reinsurer, as grantor, the Ceding Company, as beneficiary, and The Bank of New York Mellon, as trustee (the “Trustee”), have entered into that certain Trust Agreement attached as Exhibit A, pursuant to which the Reinsurer shall establish a Trust Account to collateralize its obligations to the Ceding Company in respect of the obligations under this Agreement, (ii) the Reinsurer, as grantor, the Ceding Company, as the secured party, and The Bank of New York Mellon, as securities intermediary, have entered into that certain Security and Control Agreement, attached as Exhibit B, pursuant to which the Reinsurer shall grant to the Ceding Company, and the Ceding Company shall perfect, a first-ranking priority security interest in the Collateral and (iii) the Reinsurer, as administrator, and the Ceding Company, as service recipient, have entered into that certain Administrative Services Agreement attached as Exhibit C, pursuant to which the Reinsurer, in its capacity as administrator, shall provide administrative services on behalf of the Ceding Company with respect to the Covered Insurance Policies.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01                      Definitions.  The following terms have the respective meanings set forth below throughout this Agreement:

“Accounting Period” means each calendar quarter during the term of this Agreement or any fraction thereof (a) commencing at the Effective Time or (b) ending on the Recapture

Effective Date or the date that this Agreement is otherwise terminated in accordance with Section 8.01, as applicable.

“Action” has the meaning set forth in the Purchase Agreement.

“Additional Private Placements” has the meaning set forth in the definition of “Required Balance.”

“Administrative Services Agreement” means that certain Administrative Services Agreement dated as of the date hereof by and between the Ceding Company and the Reinsurer.

“Administrator” has the meaning set forth in the Administrative Services Agreement.

“Affiliate” means, with respect to any Person, at the time in question, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For this purpose, “control” means the power to direct the management and policies of a Person through the ownership of securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” has the meaning set forth in the Purchase Agreement.

“Applicable Jurisdictions” means the Ceding Company Domiciliary State; provided, however, that if (a) there is a repeal or amendment or other modification to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) that would authorize a Governmental Authority in any jurisdiction of the United States as to which the Ceding Company is licensed to transact business to apply the applicable rules for credit for reinsurance in such jurisdiction to the Ceding Company and (b) the Laws of such jurisdiction obligate the Ceding Company to comply therewith in order to receive statutory financial statement credit in such jurisdiction, then “Applicable Jurisdictions” shall mean, collectively, the Ceding Company Domiciliary State and any such other jurisdiction.

“ARIAS•U.S.” means the AIDA Reinsurance and Insurance Arbitration Society.

“Assets” has the meaning set forth in the Trust Agreement.

“Business” has the meaning set forth in the Purchase Agreement.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in Springfield, Massachusetts or New York, New York are required or authorized by law to be closed.

“Ceding Company” has the meaning set forth in the preamble.

“Ceding Company Domiciliary State” means the Commonwealth of Massachusetts, or, if the Ceding Company changes its domicile to another state within the United States, such other state; provided that if the Ceding Company changes its state of domicile to the State of New

York or the State of California, the Ceding Company Domiciliary State shall be deemed the Commonwealth of Massachusetts or any other jurisdiction (other than the State of New York or the State of California) in which the Ceding Company was last domiciled prior to such redomestication to the State of New York or the State of California, as applicable.

“Ceding Company Extra Contractual Obligations” means (a) except as set forth on Schedule 1.01(a), all Extra Contractual Obligations to the extent arising out of, resulting from or related to any act, error or omission before the Closing Date, whether or not intentional, negligent, in bad faith or otherwise, by the Ceding Company or any of its Affiliates, or any service providers or Distributors engaged or compensated by the Ceding Company or any of its Affiliates or otherwise, and (b) all Extra Contractual Obligations to the extent resulting from or arising out of any act or omission (i) after the Closing Date by the Ceding Company or any of its Affiliates or (ii) after the Termination Date by any other Person, in each case, unless such act or omission was undertaken by, at the written direction or request of, or with the prior written consent of, the Reinsurer or any of its Affiliates; provided that, from and after the seventh (7th) anniversary of the Closing Date, Extra Contractual Obligations that would otherwise constitute Ceding Company Extra Contractual Obligations under the foregoing clause (a) will constitute “Reinsurer Extra Contractual Obligations” and not “Ceding Company Extra Contractual Obligations” for all purposes hereunder, except (x) to the extent of any specific claim made by a third party or any specific claim made by the Reinsurer hereunder in accordance with Article X, in each case, in good faith with respect to such Extra Contractual Obligations asserted prior to the seventh (7th) anniversary of the Closing Date or (y) if this Agreement is terminated pursuant to Section 8.03(b), as respects any claims in respect of such Extra Contractual Obligations, but excluding any such claims paid or due to be paid by the Reinsurer during the period between the seventh (7th) anniversary of the Closing Date and the Recapture Date.

“Ceding Company Indemnified Parties” has the meaning set forth in Section 10.01.

“Certain Public Assets” has the meaning set forth in the definition of “Required Balance.”

“Closing” has the meaning set forth in the Purchase Agreement.

“Closing Date” means December 31, 2020.

“Code” means the Internal Revenue Code of 1986.

“Coinsurance Ceding Commission” has the meaning set forth in the Purchase Agreement.

“Collateral” has the meaning set forth in the Security and Control Agreement.

“Company Action Level RBC” means, at any date of determination, two hundred percent (200%) of the authorized control level risk based capital of the Reinsurer determined in accordance with the applicable Law of the jurisdiction of domicile of the Reinsurer and calculated using SAP applicable to the Reinsurer.

“Confidential Information” means all documents and information concerning the Disclosing Party, any of its Affiliates, any Distributor, any mutual fund organization that has its mutual funds offered as funding vehicles for one (1) or more Separate Accounts, the Business or the Covered Insurance Policies, including any information relating to any Person insured directly or indirectly under, or any Plan sponsor in respect of, the Covered Insurance Policies, furnished to the other Party or such other Party’s Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereunder, except (a) information that, when the Disclosing Party discloses it to the Receiving Party is already in the possession of the Receiving Party or any of the Receiving Party’s Representatives as the result of disclosure by a Person not then known to the Receiving Party to be under an obligation to the Disclosing Party to keep that information confidential, (b) information that, after the Disclosing Party discloses it to the Receiving Party, is disclosed to the Receiving Party or any of the Receiving Party’s Representatives by a Person not then known to the Receiving Party to be under an obligation to the Disclosing Party to keep that information confidential or (c) information that is already public when the Disclosing Party discloses it to the Receiving Party or becomes public (other than as a result of breach of this Agreement or any other confidentiality or non-disclosure obligation by the Receiving Party) after the Disclosing Party discloses it to the Receiving Party; provided that from and after the Closing all confidential information related exclusively to the Business, including any confidential information contained in the Books and Records (as defined in the Purchase Agreement) (except to the extent such Books and Records relate to an Excluded Asset (as defined in the Purchase Agreement), Excluded Business (as defined in the Purchase Agreement), Excluded Contract (as defined in the Purchase Agreement), Excluded Liability (as defined in the Purchase Agreement), Ceding Company Extra Contractual Obligations (as defined herein and in the Reinsurance Agreement (New York Business)) or Retrocedent Extra Contractual Obligations (as defined in the Retrocession Agreements)), shall be deemed to be Confidential Information of Reinsurer and its Affiliates (including, following the Closing, the Transferred Company (as defined in the Purchase Agreement)) and not Ceding Company and its Affiliates, and any such information retained by or disclosed to Ceding Company or any of its Affiliates or Representatives from and after the Closing shall be deemed to have been disclosed by Reinsurer as the Disclosing Party.

“Covered Insurance Policies” means (a) all Policies in connection with the Business (as defined in the Purchase Agreement) that are issued by the Ceding Company prior to the Closing that are listed in the Updated Seriatim File (as defined in the Purchase Agreement), including all supplements, endorsements, riders, schedules and cover notes to such Policies, all amendments and extensions thereof and all ancillary or supplemental agreements entered into in connection therewith, in each case, that become effective at any time and (b) the New Insurance Policies; provided, to the extent any Covered Insurance Policy was issued or delivered in the State of New York, such Covered Insurance Policy shall be excluded from reinsurance hereunder and deemed a Covered Insurance Policy (as defined in the Reinsurance Agreement (New York Business)) under the Reinsurance Agreement (New York Business); provided, for the avoidance of doubt and notwithstanding the foregoing, the Ceding Company shall be permitted to add new participants to the Covered Insurance Policies at any time to the extent required pursuant to the terms of such Covered Insurance Policies; provided, further, for the avoidance of doubt and notwithstanding the foregoing, the Reinsurer shall be permitted to add new participants to the Covered Insurance Policies prior to and after the New Business Termination Date to the extent not prohibited pursuant to the terms of such Covered Insurance Policies.

“Delayed Assets” has the meaning set forth in the definition of “Required Balance.”

“Disclosing Party” has the meaning set forth in Section 11.14.

“Distributor” means any broker, broker-dealer, insurance agent, producer, distributor or other Person (in each case, other than any employee of the Ceding Company or its Affiliates) who markets or sells Covered Insurance Policies. For purposes of this definition, “employee of Ceding Company or of any of its Affiliates” shall not include any independent contractor, regardless of whether such independent contractor is a “statutory employee” under the Code.

“Dividend Determination” has the meaning set forth in Actuarial Standard of Practice 15—Dividends for Individual Participating Life Insurance, Annuities, and Disability Insurance in effect as of the Effective Time and any successor rules for Dividend Determination as in effect from time to time.

“Domiciliary Receiver” has the meaning set forth in Section 7.01(c).

“Effective Time” means 12:00:01 a.m., New York time, on the first day of the calendar month during which the Closing Date occurs; provided that if the Closing Date is December 31, 2020, “Effective Time” means 11:59:59 p.m., New York time, on the Closing Date.

“Election” has the meaning set forth in Section 4.08(a).

“Eligible Assets” has the meaning set forth in Section 5.05(c).

“Estimated Recapture Payment” has the meaning set forth in Section 9.01(a).

“Estimated Recapture Payment Statement” has the meaning set forth in Section 9.01(a).

“Excluded Liabilities” means (a) any Ceding Company Extra Contractual Obligations, and (b) Liabilities resulting from any change made after the Effective Time to the terms of a Covered Insurance Policy unless such change was made in compliance with the second sentence of Section 2.03 or the first sentence of Section 2.04.

“Extra Contractual Obligations” means all Liabilities arising out of or relating to the Covered Insurance Policies (other than Liabilities or obligations arising under the express terms and conditions, and within the limits, of the Covered Insurance Policies), including any Liability for fines, penalties, Taxes, fees, forfeitures, compensatory, punitive, exemplary, special, treble, bad faith, tort or any other form of extra contractual damages, including all legal fees and expenses relating thereto, which Liabilities or obligations arise from any act, error or omission, whether or not intentional, negligent or in bad faith, arising out of or relating to the Covered Insurance Policies, including: (a) the form, sale, marketing, underwriting, production, issuance, cancellation or administration of the Covered Insurance Policies, (b) the investigation, defense, trial, settlement or handling of claims, benefits or payments arising out of, under or with respect to the Covered Insurance Policies, (c) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Covered Insurance Policies, (d) the failure of any Covered Insurance Policy to provide the purchaser, policyholder, account holder or other holder or intended beneficiaries thereof with tax treatment under the Code that is the same as or more favorable than the tax treatment under the Code (i) that was purported to apply in materials provided to the policyholder at the time of issuance, exchange, modification or sale of the applicable Covered Insurance Policy or (ii) for which such Covered Insurance Policy was intended to qualify under the Code at the time of issuance, exchange, modification or sale, (e) penalties, fines, fees and out-of-pocket expenses related thereto with respect to escheat or abandoned property Liabilities resulting from or arising out of the Covered Insurance Policies, and (f) to the extent not included in the foregoing, any ex gratia payments.

“Fair Market Value” means, as of any date of determination, (a) as to cash, the amount of it and (b) as to an asset other than cash, the fair market value of an asset determined in accordance with the Fair Market Value Methods.

“Fair Market Value Methods” means the methodologies, procedures and policies set forth on Schedule A to the Trust Agreement.

“Federal Excise Taxes” has the meaning set forth in the Purchase Agreement.

“Final Recapture Payment Statement” means the Proposed Recapture Payment Statement, as finalized pursuant to the procedures set forth in Section 9.03.

“FMV Event” means that the Reinsurer’s RBC Ratio [Redacted] as of the end of any Accounting Period and the Reinsurer has not cured such shortfall within thirty (30) days following the applicable RBC Reporting Deadline. For purposes of this Agreement, an FMV Event shall be deemed to be continuing until such time following the occurrence of an FMV Event as Reinsurer’s RBC Ratio [Redacted] for two (2) consecutive calendar quarters.

“General Account Liabilities” means (without duplication):

(a)                                 all Liabilities, obligations and expenses arising under the express terms of the Covered Insurance Policies, other than the Separate Account Liabilities, including:

(i)                                     all Liabilities arising under the terms and conditions of the Covered Insurance Policies for claims and benefits (including lump-sum payments, annuitization payments, deferred payments, discontinuance disbursements, payments in respect of market value adjustments, rights to purchase additional coverage and any other settlement options), claim expenses, interest on claims or unearned premiums, withdrawals, surrenders, amounts payable for returns or refunds of premiums, guaranteed minimum death benefits, including any payments of any of the above to any Governmental Authority whether for Tax withholding, escheat, unclaimed property or otherwise;

(ii)                                  all Liabilities arising out of any changes to the terms and conditions of the Covered Insurance Policies mandated by applicable Law or initiated by the applicable Plan sponsor or Plan participant pursuant to the terms of the applicable Covered Insurance Policy; and

(iii)                               all Liabilities that relate to any amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts;

(b)                                 the following Liabilities, obligations, expenses and Premium Taxes:

(i)                                     Taxes due in respect of Premiums received or accrued by the Ceding Company (after taking into account any credits, deductions or offsets utilized by the Ceding Company that are directly attributable to such Premiums, including any such credits, deductions or offsets that are directly attributable to assessments and similar charges described in clause (c)(i) of this definition);

(ii)                                  Fees and other amounts payable by the Ceding Company under the express terms of the Covered Insurance Policies; and

(iii)                               Compensation and other servicing and administration fees (other than any termination fees) relating to the Covered Insurance Policies payable by the Ceding Company or MML to or for the benefit of the Distributors under contracts between the Ceding Company and the Distributors (without duplication of any “Assumed Trail Commissions” under the Purchase Agreement); and

(c)                                  the following Liabilities, obligations, Federal Excise Taxes and expenses:

(i)                                     assessments and similar charges in connection with participation by either Ceding Company or Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any Governmental Authority to the extent related to Premiums earned on or after the Effective Time;

(ii)                                  all Liabilities relating to one (1) or more Separate Accounts that are not payable out of the assets of the Separate Accounts, including any loss to a fund or product resulting from pricing errors, expense calculation errors or missing fund activity; and

(iii)                               all Federal Excise Taxes imposed with respect to the administration of the Covered Insurance Policies on or after the Effective Time;

provided that the term “General Account Liabilities” does not include any Separate Account Liabilities or Excluded Liabilities.

“General Account Reserves” means, as of any date of determination, the aggregate amount of general account reserves, deposits, due and unpaid amounts, incurred but not reported liabilities and claims in the course of settlement, in each case with respect to the Covered Insurance Policies, calculated in accordance with SAP applicable to the Ceding Company and the Ceded Business Settlement Statement Methods (without regard to the reinsurance provided hereunder) (but taking into account any changes to SAP applicable to the Ceding Company required to be implemented by the Ceding Company after the Effective Time), plus the Unamortized IMR Amount; provided that the term “General Account Reserves” does not include the Separate Account Reserves.

“General Account Settlement Statement” has the meaning set forth in Section 4.01(a).

“Governmental Authority” means any government, political subdivision, court, board, commission, regulatory or administrative agency or other instrumentality thereof, whether federal, state, local or foreign and including any regulatory authority which may be partly or wholly autonomous, and any self-regulatory organization or securities exchange, and any other entity that exercises a legislative, judicial, regulatory, administrative, expropriation or taking power or function of or pertaining to government.

“Historical IMR Amount” means the amount set forth in the Post-Closing IMR Report, subject to any adjustments to such amount in accordance with Article II of the Purchase Agreement.

“IMR Amount” means (a) the Historical IMR Amount plus (b) the Transactional IMR Amount plus (c) the Post-Closing IMR Amount.

“Independent Accountant” means a partner or senior employee jointly selected by the Reinsurer and the Ceding Company who is a certified public accountant at a nationally recognized accounting firm that is not the auditor or independent accounting firm of either of the parties or their respective Affiliates and is otherwise independent and impartial; provided, however, that if the parties are unable to select such accounting firm within twenty (20) Business Days of being notified that such Person is unwilling or unable to serve, either party may request the American Arbitration Association to appoint within ten (10) Business Days from the date of such request, or as soon as practicable thereafter, a partner or senior employee at a nationally recognized accounting firm that is not the auditor or independent accounting firm of either of the parties or their respective Affiliates, who is a certified public accountant and who is independent and impartial, to be the Independent Accountant; provided, further, however, with respect to any dispute pursuant to Article IX, “Independent Accountant” may mean a partner or senior employee at the same nationally recognized actuarial firm as the Independent Actuary who is a certified public accountant and who is selected by the Independent Actuary to serve as the Independent Accountant with respect to such dispute.

“Independent Actuary” means a partner or senior employee jointly selected by Reinsurer and the Ceding Company who is a Fellow of the Society of Actuaries at a nationally recognized actuarial firm that is independent and impartial; provided, however, that if the parties are unable to select such partner or senior employee within twenty (20) Business Days, either party may request the American Arbitration Association to appoint within ten (10) Business Days from the date of such request, or as soon as practicable thereafter, a partner or senior employee at a nationally recognized actuarial firm, who is a Fellow of the Society of Actuaries and who is independent and impartial, to be the Independent Actuary; provided, further, however, with respect to any dispute pursuant to Section 4.02, “Independent Actuary” may mean a partner or senior employee at the same nationally recognized accounting firm as the Independent Accountant who is a Fellow of the Society of Actuaries and who is selected by the Independent Accountant to serve as the Independent Actuary with respect to such dispute.

“Insolvency Event” means, with respect to any Person, the occurrence of any of the following events, acts, occurrences or conditions, whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any

Governmental Authority or otherwise: (a) such Person commences a voluntary case concerning itself under any insolvency laws, makes a proposal or makes written notice of intention to make a proposal or otherwise commences any other proceeding under any bankruptcy, rehabilitation, liquidation, conservation, dissolution, reorganization, arrangement, adjustment of debt, relief of debtors, insolvency assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership or similar law of any jurisdiction whether now or hereafter in effect relating to such Person (any of the foregoing, an “Insolvency Proceeding”); (b) an involuntary Insolvency Proceeding is commenced against such Person which has not been dismissed within a period of thirty (30) days; (c) a receiver, trustee, administrator, interim receiver, receiver and manager, liquidator, assignee, custodian, sequestrator or rehabilitator or other similar official is appointed for, or takes charge of, all or substantially all of the property of such Person; (d) any order for relief or other order approving any such case or proceeding is entered; (e) such Person is adjudicated insolvent or bankrupt; (f) such Person suffers any appointment of any receiver, trustee, administrator, interim receiver, receiver and manager, liquidator, assignee, custodian, sequestrator or rehabilitator or other similar official for it or any substantial part of its property; (g) such Person makes a general assignment for the benefit of creditors; (h) such Person fails to pay, or states that it is unable to pay, or is unable to pay, its debts generally as they become due; or (i) such Person, by any act or failure to act, consents to, approves of or acquiesces in any of the foregoing items (a) through (h).

“Interest Rate” means the annual yield rate, on the date to which the 90-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of three (3) months, as such rate is published under “Treasury Constant Maturities” in Federal Reserve Statistical Release H.15(519) plus two hundred (200) basis points.

“IRS” means the Internal Revenue Service.

“Law” means any United States or non-United States federal, state or local law, statute, ordinance, rule, regulation, code, administrative ruling, or principle of common law or equity imposed by or on behalf of a Governmental Authority.

“Liabilities” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, asserted or not asserted, direct or indirect, fixed or not fixed, executory, determined, determinable or otherwise, whether arising in the past, present or future.

“Losses” means any and all damage, loss, liability, commitment, obligation, award, penalty, cost or expense; provided, however, that Losses hereunder shall not include punitive or consequential other than damages actually paid to a non-Affiliated Person in respect of a Third Party Claim and other than consequential damages (including, for the avoidance of doubt, consequential damages comprising lost profits damages) to the extent they are the natural, probable and reasonably foreseeable result of the state of facts giving rise to such liability constituting a breach of any representation, warranty, covenant or agreement. For purposes of this definition, “reasonably foreseeable” shall be determined solely by reference to the conduct of the Business as currently conducted and shall not take into account any current or future plans for the expansion, reduction, modification, improvement or alteration of the Business following the Closing, regardless of whether any such plans are communicated to or otherwise known by the Ceding Company or its Affiliates.

“Market-to-Book Ratio” means, as of any date of determination, the ratio of (a) the aggregate Fair Market Value of the Assets in the Trust Account as of such date to (b) the aggregate Statutory Book Value of such Assets as of such date.

“Massachusetts Courts” has the meaning set forth in Section 11.07(f).

“MML” means MML Distributors, LLC, a Delaware limited liability company, or any successor thereto.

“NAIC” means the National Association of Insurance Commissioners or any successor organization.

“New Business Termination Date” has the meaning set forth in the Administrative Services Agreement.

“New Insurance Policies” means the Policies issued after the Closing and prior to the New Business Termination Date in accordance with the Administrative Services Agreement, including all supplements, endorsements, riders, schedules and cover notes thereto, all amendments and extensions thereof and all ancillary or supplemental agreements entered into in connection therewith, in each case, that become effective prior to the New Business Termination Date in accordance with the Administrative Services Agreement.

“Non-Guaranteed Elements” has the meaning set forth in Actuarial Standard of Practice 2—Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time and includes dividends for participating annuity contracts as contemplated by the Dividend Determination.

“Party” has the meaning set forth in the preamble.

“Payee” has the meaning set forth in Section 7.01(a).

“Permitted Shortfall” has the meaning set forth in the definition of “Required Balance.”

“Person” means any natural person, corporation, partnership, limited liability company, trust, joint venture or other entity, including a Governmental Authority.

“Petitioner” has the meaning set forth in Section 11.07(b).

“Plan” means any employee plan or program sponsored or maintained by any employer plan sponsor in connection with the Business (as defined in the Purchase Agreement).

“Policies” means all policies, contracts, binders, slips, cover notes or other agreements of insurance, including all group annuity contracts, group funding agreements and maturity funding contracts.

“Post-Closing IMR Amount” means any interest maintenance reserve, calculated on an after-tax basis, that is created following the Closing Date with respect to the assets supporting the Reinsured Liabilities (including as a result of the disposition of assets in connection with the payment of the Recapture Payment Amount, if applicable) determined in accordance with SAP applicable to the Reinsurer.

“Post-Closing IMR Report” means the statement prepared and delivered by the Ceding Company to the Reinsurer in accordance with Section 2.06 of the Purchase Agreement.

“Premiums” means premiums, considerations, deposits, loan repayments and other receipts received in respect of the Covered Insurance Policies.

“Private Placement Transfer Agreement” means that certain Private Placement Transfer Agreement dated as of the date hereof by and between the Ceding Company, the Reinsurer and Great-West Life & Annuity Insurance Company of New York.

“Program of Internal Replacement” has the meaning set forth in Section 2.01(c).

“Proposed Recapture Payment Statement” has the meaning set forth in Section 9.02.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Qualifying Letter of Credit” means a clean, irrevocable and unconditional letter of credit in the name of the Ceding Company (a) containing all provisions required to receive, and issued by a Designated Bank for, Reserve Credit, (b) in each case, solely to the extent that the face amount thereof, together with the face amount of all other outstanding Qualifying Letters of Credit procured by Reinsurer and naming the Ceding Company as the beneficiary thereof in respect of the Reinsured Liabilities, does not exceed thirty percent (30%) of the Required Balance as of the relevant date of determination, and (c) procured by the Reinsurer solely (i) to satisfy an obligation of the Reinsurer pursuant to Section 5.08(b)(i) or Section 5.08(c)(i) or (ii) to provide Reserve Credit following a Reserve Credit Event. For purposes of this definition, “Designated Bank” means a bank (w) which is neither a parent, subsidiary, nor an Affiliate of the Parties, (x) organized or licensed in the United States, (y) on the list of approved banks published by the Securities Valuation Office of the NAIC and (z) acceptable to, the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State for Reserve Credit.

“Quarterly Net Settlement” has the meaning set forth in Section 4.01(a).

“Quarterly Report” has the meaning set forth in Section 4.01(a).

“RBC Ratio” means, with respect to the Reinsurer, the percentage equal to (a) the quotient of the Total Adjusted Capital of the Reinsurer divided by the Company Action Level RBC, multiplied by (b) 100.

“RBC Reporting Deadline” means, as of any date, the date that is, as applicable: (a) the earlier of (i) sixty (60) calendar days after the end of any calendar year and (ii) the date on which the Reinsurer delivers its annual statutory financial statement with the insurance regulatory authorities of the state of domicile of the Reinsurer or (b) forty-five (45) calendar days after the end of any calendar quarter other than the calendar quarter ending on December 31.

“Recapture Date” has the meaning set forth in Section 8.03(a).

“Recapture Effective Date” has the meaning set forth in Section 8.03(a).

“Recapture Payment” means the aggregate Fair Market Value of cash and assets actually paid to (or transferred to or withdrawn by) the Ceding Company or to the Reinsurer, as applicable, pursuant to Section 9.01(b).

“Recapture Payment Amount” means the amount of the payment due to the Ceding Company or Reinsurer, as applicable, in respect of the recapture of the Covered Insurance Policies pursuant to Article IX, as calculated in accordance with the Recapture Payment Statement Methods pursuant to the procedures set forth in Article IX and as set forth in the applicable Recapture Payment Statement.

“Recapture Payment Statement” means, as applicable, the Estimated Recapture Payment Statement, the Proposed Recapture Payment Statement or the Final Recapture Payment Statement.

“Recapture Payment Statement Methods” has the meaning set forth in Section 9.01(a).

“Recapture Settlement True-Up Amount” has the meaning set forth in Section 9.03(h).

“Receiving Party” has the meaning set forth in Section 11.14.

“Recoverables” has the meaning set forth in Section 3.01(b).

“Reinstated Policy” has the meaning set forth in Section 2.01(b).

“Reinsurance Agreement (New York Business)” means that certain Reinsurance Agreement dated as of the date hereof by and among the Great-West Life & Annuity Insurance Company of New York and the Ceding Company.

“Reinsurance Premium” has the meaning set forth in the Purchase Agreement.

“Reinsured Liabilities” means the General Account Liabilities, the Separate Account Liabilities and the Reinsurer Extra Contractual Obligations.

“Reinsurer” has the meaning set forth in the preamble.

“Reinsurer Extra Contractual Obligations” means all Extra Contractual Obligations other than Ceding Company Extra Contractual Obligations, including, from and after the seventh (7th) anniversary of the Closing Date, Extra Contractual Obligations that would otherwise constitute

Ceding Company Extra Contractual Obligations under clause (a) of the definition thereof that constitute “Reinsurer Extra Contractual Obligations” and not “Ceding Company Extra Contractual Obligations” pursuant to the proviso in such definition of “Ceding Company Extra Contractual Obligations”; provided that Extra Contractual Obligations with respect to Excluded Liabilities Services (as defined under the Administrative Services Agreement) shall not be deemed “Reinsurer Extra Contractual Obligations” as a result of the Reinsurer’s administration thereof in accordance with the terms of the Administrative Services Agreement.

“Reinsurer Indemnified Parties” has the meaning set forth in Section 10.02.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors, auditors and other representatives.

“Required Balance” means, as of any date of determination, an amount equal to one hundred percent (100%) of the General Account Reserves as of such date; provided, however, that during the continuance of an FMV Event (as defined under the Retrocession Agreement (Non-New York Business)), the Required Balance shall mean, as of any date of determination, an amount equal to the sum of (a) one hundred percent (100%) of the General Account Reserves as of such date plus (b) (i) Funds Withheld Required Balance less (ii) the Fair Market Value of the Eligible Assets credited to the Funds Withheld Account (each of the terms in this clause (b), as defined under the Retrocession Agreement (Non-New York Business)); provided, further, that the Required Balance shall be reduced by the Statutory Book Value of (w) the Specified Transferred Assets (as defined in the Private Placement Transfer Agreement), (x) the participation interests established pursuant to that certain Private Placement Participation Agreement, dated as of the date hereof, by and between the Ceding Company and the Reinsurer (the “Participation Interests”), (y) without duplication of (z) below, any Investment Asset (as defined in the Purchase Agreement) in book entry form to be transferred to the Reinsurer pursuant to the Purchase Agreement (without giving effect to Section 1.9 of Amendment No. 2 thereto) but not yet deposited in the Trust Account as of the Closing Date (“Certain Public Assets”) and (z) any Eligible Assets that are private placements to be transferred to the Reinsurer pursuant to that certain Amendment No. 2 to Sale and Purchase Agreement, dated as of the date hereof, by and between the Ceding Company and the Reinsurer for deposit into the Trust Account (the “Additional Private Placements”, together with the Specified Transferred Assets, the Participation Interests and the Certain Public Assets, the “Delayed Assets”), in each case, pending completion of the steps in the next sentence with respect to such Delayed Assets (the “Permitted Shortfall”). Upon (a) completion of the re-registration of each Specified Transferred Asset (and if applicable, any Additional Private Placements) and delivery of a new promissory note or notes evidencing the Reinsurer’s ownership interest in such Specified Transferred Assets (or such Additional Private Placements), (b) the delivery of the original participation certificates to the Reinsurer evidencing the Participation Interests (and if applicable, the participation interests established pursuant to any participation agreement in respect of an Additional Private Placement) and (c) the absence of any impediment to deposit in the Trust Account in respect of a Certain Public Asset, the Reinsurer (or the Ceding Company on behalf of the Reinsurer) will deposit or cause the deposit of such Delayed Assets into the Trust Account, and the Permitted Shortfall will be reduced accordingly.

“Required Balance Statement” has the meaning set forth in Section 4.01(a).

“Required Party” means any policyholder, contract-holder, certificate holder, policy- owner or any other Person, as applicable, whose consent is necessary for the assumption, novation or transfer via replacement or renewal of a Covered Insurance Policy; provided, however, “Required Party” shall not include any Governmental Authority other than in its capacity as a policyholder, contract-holder, certificate holder or policy-owner (to the extent applicable).

“Required Party Consent” means any consent from a Required Party that is necessary for the assumption and novation of a Covered Insurance Policy under (a) applicable Law, (b) the terms of an applicable Reinsured Policy or (c) the requirements imposed by a Governmental Authority.

“Reserve Credit” means full Statutory Financial Statement credit for the reinsurance ceded to the Reinsurer under this Agreement in all Applicable Jurisdictions.

“Reserve Credit Event” has the meaning set forth in Section 5.10.

“Respondent” has the meaning set forth in Section 11.07(b).

“Retrocession Agreement (New York Business)” means that certain Retrocession Agreement dated as of the date hereof by and among the Great-West Life & Annuity Insurance Company of New York and the Ceding Company.

“Retrocession Agreement (Non-New York Business)” means that certain Retrocession Agreement dated as of the date hereof by and among the Reinsurer and the Ceding Company.

“Review Period” has the meaning set forth in Section 9.03(a).

“SAP” means, with respect to any insurance company, the statutory accounting principles and practices prescribed or permitted by the insurance regulatory authorities of the state of domicile of such insurance company, consistently applied throughout the periods involved.

“Security and Control Agreement” means that certain Security and Control Agreement dated as of the date hereof by and among the Reinsurer, the Ceding Company and The Bank of New York Mellon, as securities intermediary.

“Separate Account Liabilities” means all Liabilities, obligations, expenses and Premium Taxes and Federal Excise Taxes arising under the express terms of the Covered Insurance Policies, whether incurred before, at or after the Effective Time, to the extent payable out of the Separate Accounts; provided that the term “Separate Account Liabilities” does not include any Excluded Liabilities.

“Separate Account Reserves” means the aggregate amount of reserves and deposits of the Ceding Company attributable to the Separate Account Liabilities, calculated in accordance with SAP applicable to the Ceding Company.

“Separate Account Settlement Statement” has the meaning set forth in Section 4.01(a).

“Separate Accounts” means the registered and unregistered separate accounts or sub- accounts of the Ceding Company solely to the extent applicable to the Covered Insurance Policies as identified in Schedule 1.01(c) hereto.

“Settlement Date” means the date of any payment by the Ceding Company or the Reinsurer pursuant to Section 4.03.

“Shortfall Notification” has the meaning set forth in Section 9.01(b).

“Statement of Objection” has the meaning set forth in Section 9.03(a).

“Statutory Book Value” means, with respect to any Eligible Asset, the sum of (a) the statutory carrying value thereof, plus, (b) the dollar amount of investment income due and accrued thereon (to the extent not otherwise taken into account in clause (a)), in each case as stated, or would be stated, on the Statutory Financial Statements, as determined in accordance with SAP applicable to the Reinsurer, but disregarding any permitted practices applicable to the Reinsurer.

“Statutory Financial Statements” means, with respect to any Party, the annual and quarterly statutory financial statements of such Party filed with the Governmental Authority charged with supervision of insurance companies in the jurisdiction of domicile of such Party.

“Tax” or “Taxes” means any and all U.S. federal, state, or local or non-U.S. taxes of any kind imposed by any Tax Authority, including income, gross receipts, premium, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, goods and services, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other taxes, fees, duties, levies, customs, tariffs, imposts, assessments or charges of the same or of a similar nature to any of the foregoing, including any interest, penalty or addition thereto.

“Tax Authority” means any Governmental Authority charged with the collection, assessment, imposition, determination or administration of any Tax.

“Termination Date” has the meaning set forth in Section 8.01.

“Termination Event” has the meaning set forth in Section 8.03(b).

“Third Party Claim” has the meaning set forth in the Purchase Agreement.

“Total Adjusted Capital” means, at any date of determination, with respect to any insurance company, its total adjusted capital as calculated in accordance with the most current formula for calculating such amount adopted by the insurance regulatory authority in such insurance company’s jurisdiction of domicile.

“Transaction Agreements” means the Purchase Agreement and each of the Ancillary Agreements other than this Agreement.

“Transactional IMR Amount” means the amount set forth in the Post-Closing IMR Report for the line labeled “Transaction IMR Amount (after tax)”, subject to any adjustments to such amount in accordance with Article II of the Purchase Agreement.

“Transition Services Agreement” has the meaning set forth in the Purchase Agreement.

“Triggering Event” has the meaning set forth in Section 8.04.

“Trust Account” means the trust account established by the Reinsurer and the Ceding Company for the benefit of the Ceding Company under the Trust Agreement.

“Trust Agreement” means that certain Trust Agreement dated as of the date hereof, by and among the Reinsurer, the Ceding Company and The Bank of New York Mellon, as trustee.

“Trustee” has the meaning set forth in the Recitals.

“Unamortized IMR Amount” means, as of any date of determination, an amount equal to the portion of the IMR Amount that remains unamortized as of such date, determined in accordance with, in the case of the Historical IMR Amount, the applicable amortization pattern set forth in the Post-Closing IMR Report, in the case of the Transactional IMR Amount, the amortization pattern set forth in the Post-Closing IMR Report, and, in the case of the Post- Closing IMR Amount, SAP applicable to the Reinsurer.

Section 1.02          Interpretation.

(a)           As used in this Agreement, references to the following terms have the meanings indicated:

(i)            to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;

(ii)           to any contract (including this Agreement) or “organizational document” are to the contract or organizational document as amended, modified, supplemented or replaced from time to time;

(iii)          to any Law are to such Law as amended, modified, supplemented or replaced from time to time and all rules and regulations promulgated thereunder, and to any section of any Law include any successor to such section;

(iv)          to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;

(v)           to any “copy” of any contract or other document or instrument are to a true and complete copy thereof;

(vi)          to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;

(vii)         to the “date of this Agreement,” “the date hereof” and words of similar import refer to December 31, 2020; and

(viii)        to “this Agreement” includes the Exhibits and Schedules to this Agreement.

(b)           Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  The word “or” need not be disjunctive. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)           Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”

(d)           The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(e)           References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.

(f)            The Parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(g)           No summary of this Agreement prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement.

(h)           All capitalized terms used without definition in the Exhibits and Schedules to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.01          Reinsurance.

(a)           Subject to the terms and conditions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes on an indemnity reinsurance basis to the Reinsurer, and the Reinsurer hereby accepts and agrees to assume and indemnity reinsure, one hundred percent (100%) of the General Account Liabilities on a coinsurance basis and one hundred percent (100%) of the Separate Account Liabilities on a modified coinsurance basis. This Agreement is solely between the Ceding Company and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Ceding Company. The reinsurance effected under this Agreement shall be maintained in force, without reduction, unless such reinsurance is recaptured, terminated or reduced as provided herein. On and after the Effective Time, in accordance with the terms of this Agreement and the Administrative Services Agreement, the Reinsurer shall be obligated to make payments to or on behalf of the Ceding Company, as and when due, of all Reinsured Liabilities.

(b)           Upon the reinstatement or reissuance of any reduced, terminated, lapsed or surrendered Covered Insurance Policy, such Covered Insurance Policy shall be automatically reinsured hereunder (as so reinsured, a “Reinstated Policy”). Any Reinstated Policy shall constitute a Covered Insurance Policy for all purposes hereunder, including (among other things) the transfer of Recoverables and the discharge of Reinsured Liabilities relating thereto.

(c)           The Ceding Company shall not, and shall cause each of its Affiliates not to, without the prior written consent of the Reinsurer, directly solicit or encourage any owners, policyholders or beneficiaries under any Covered Insurance Policy, or any Distributors, in connection with any Program of Internal Replacement; provided, however, that the Ceding Company shall not be liable for any conduct independently undertaken by any Distributors that the Ceding Company does not Control, or in the case of a natural person, who is not an employee of the Ceding Company or its Affiliates. As used herein, the term “Program of Internal Replacement” means any program that is initiated, maintained, sponsored or supported by the Ceding Company or any of its Affiliates to offer on a targeted, systematic or programmatic basis to any or all owners, policyholders or beneficiaries under Covered Insurance Policies with an intent to cause policyholders or beneficiaries to exchange, convert or transfer any such Covered Insurance Policy for another policy or contract type written by the Ceding Company or any of its Affiliates that is not reinsured under this Agreement.

Section 2.02          Separate Accounts.

(a)           For each of the Separate Accounts, the amount to be invested on a variable basis or otherwise held in such Separate Account in accordance with the terms of such Covered Insurance Policy shall be held by the Ceding Company in the Separate Accounts, and all Premiums with respect to such Covered Insurance Policy shall be deposited in the Separate Accounts to the extent required to be deposited therein by such Covered Insurance Policy. From and after the Effective Time, the Ceding Company shall retain, control and own all assets contained in the Ceding Company’s Separate Accounts and shall hold the Separate Account Reserves with respect to the Covered Insurance Policies that are funded, in whole or in part, by one (1) or more of the Ceding Company’s Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account financial statements, consistent with SAP applicable to the Ceding Company.

(b)           For each of the Separate Accounts applicable to Covered Insurance Policies, the amount to be paid with respect to Separate Account Liabilities shall be paid out of the Separate Accounts to the extent required by such Covered Insurance Policy. Any amounts required to be paid from assets of any Separate Accounts pursuant to the terms of a Covered Insurance Policy shall be paid from the relevant Separate Account and the Reinsurer shall not be required to pay any such amounts out of its own general account. For purposes hereof, the Reinsured Liabilities attributable to the Covered Insurance Policies shall be apportioned between the General Account Liabilities and the Separate Account Liabilities in a manner consistent with the terms and conditions of the applicable Covered Insurance Policies and applicable Law.

Section 2.03          Non-Guaranteed Elements.  Non-Guaranteed Elements shall be administered in accordance with the applicable procedures set forth on Schedule 2.03. The Ceding Company shall set all Non-Guaranteed Elements under the Covered Insurance Policies from and after the Effective Time in accordance with the terms of the Covered Insurance Policies, applicable Law and applicable actuarial standards of practice, and taking into account the reasonable recommendations of the Reinsurer. The Ceding Company shall accept and promptly implement all recommendations of the Reinsurer with respect to Non-Guaranteed Elements so long as such recommendations comply with and are consistent with the terms of the Covered Insurance Policies, applicable Law and applicable actuarial standards of practices; provided that the Reinsurer shall, in accordance with Article X, indemnify and hold the Ceding Company harmless for any Losses arising out of or resulting from the Ceding Company’s acceptance and implementation of the Reinsurer’s recommendations.

Section 2.04          Insurance Contract Changes.  Except with the written consent of the Reinsurer or as performed by the Reinsurer (or its duly appointed assignee or delegee) acting on behalf of the Ceding Company, including in Reinsurer’s capacity as Administrator, the Ceding Company, on its own initiative, shall not amend, waive or change the terms or conditions of any Covered Insurance Policy, other than for any amendment, waiver or change required by the terms of any Covered Insurance Policies, any Governmental Authority or applicable Law. If the Reinsured Liabilities under any of the Covered Insurance Policies are amended, waived or changed (a) because of changes made on or after the Effective Time in the terms and conditions of the Covered Insurance Policies effected by the Reinsurer (or its duly appointed assignee or delegee), including acting in its capacity as Administrator, or consented to in writing by the Reinsurer, (b) as required by the terms of any Covered Insurance Policies or required by any Governmental Authority or applicable Law or (c) otherwise with the written consent of the Reinsurer, in each case, the Reinsurer will participate, on the reinsurance basis set forth in Section 2.01(a), and assume one hundred percent (100%) of all Liabilities and obligations resulting from such changes and shall fully indemnify the Ceding Company and hold the Ceding Company harmless with respect to such changes. With respect to any amendment, waiver or change under Section 2.04, the Ceding Company shall, to the extent practicable, prior to the effectiveness of such amendment, waiver or change, promptly notify the Reinsurer of such amendment, waiver or change and afford the Reinsurer a reasonable opportunity, at the Reinsurer’s cost, to object to any such amendment, waiver or change under applicable administrative procedures (both formal and informal); provided, however, nothing in the foregoing shall cause the Ceding Company to be required to delay the implementation of any such amendment, waiver or change beyond the date so required.

Section 2.05          Follow the Fortunes.  Reinsurer’s Liability under this Agreement shall attach simultaneously with that of the Ceding Company under the Covered Insurance Policies and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same risks, terms, rates, conditions, interpretations, assessments, waivers and proportion of Premiums paid to the Ceding Company without any deductions to, to the same modifications, alterations, terminations and recaptures as, the respective Covered Insurance Policies and Reinsured Liabilities to which liability under this Agreement attaches, the true intent of this Agreement being that the Reinsurer shall follow the fortunes of the Ceding Company under the Covered Insurance Policies, and the Reinsurer shall be bound by all payments and settlements under the Covered Insurance Policies entered into by or on behalf of the Ceding Company, in each case subject to the terms, conditions, and limits of this Agreement.

Section 2.06          Defenses.  Subject to the terms, conditions, and limits of this Agreement, the Reinsurer accepts and reinsures the Reinsured Liabilities, it being expressly understood and agreed to by the Parties that no defenses, set-offs, or counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Liabilities are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.

Section 2.07          Distributors.  As regards the Covered Insurance Policies, the Ceding Company shall not modify or amend, or waive any of its rights under any contracts between it and a Distributor, agree to any discretionary terms thereunder or enter into any new agreements with any Distributors with respect to any of the Covered Insurance Policies, in each case, except with the Reinsurer’s prior written consent or at the Reinsurer’s instruction or to the extent that such modification, amendment, waiver or agreement would not increase Reinsured Liabilities. The Ceding Company hereby designates the Reinsurer as “paying agent” to pay compensation and other servicing and administration fees relating to the Covered Insurance Policies directly to the applicable Distributors from and after the Effective Time in accordance with and subject to the Administrative Services Agreement.

Section 2.08          Novations and Replacements.

(a)           As and when requested by the Reinsurer from time to time after the Closing Date, subject to obtaining all applicable approvals from all applicable (i) Governmental Authorities and (ii) Required Parties, the Ceding Company shall reasonably cooperate with the Reinsurer, at Reinsurer’s sole cost and expense, and use commercially reasonable efforts to novate the Covered Insurance Policies to the Reinsurer or a designated Affiliate of the Reinsurer that is reasonably acceptable to the Ceding Company, or renew or replace the Covered Insurance Policies (including individual certificates to the extent required) into or with policies issued by the Reinsurer (or an Affiliate that is reasonably acceptable to the Ceding Company) as replacements of such Covered Insurance Policies. The Ceding Company shall promptly advise the Reinsurer of any communications with respect to any such proposed novation or replacement insurance policies or certificates. The Reinsurer shall not communicate with any Required Party with respect to any proposed assumption, novation, replacement or similar transaction in respect of Covered Insurance Policies without, in each case, the prior written consent of the Ceding Company. All correspondence from the Ceding Company to policyholders or certificateholders under any Covered Insurance Policy in connection with any such proposed novation or replacement shall be in a form approved by the Reinsurer.  Without limitation of the first sentence of this Section 2.08, the Reinsurer shall advance the costs and expenses of any Required Party communication to the Ceding Company and otherwise reimburse the Ceding Company for its costs and expenses incurred with respect to its performance of this Section 2.08.

(b)           Notwithstanding anything contained herein to the contrary, the Ceding Company shall be under no obligation to cooperate with the Reinsurer to effectuate a transfer of the Covered Insurance Policies pursuant to any assumption reinsurance, or any insurance business transfer, division or other similar restructuring, transaction. Cooperation by Ceding Company with respect to any of the foregoing shall be at Ceding Company’s sole option.

(c)           Any Covered Insurance Policy that is assumed by or novated to the Reinsurer, that is replaced and ceases to be of further force and effect or that otherwise becomes a Policy of the Reinsurer or other any Person other the Ceding Company (including pursuant to any assumption reinsurance, or insurance business transfer, division or similar restructuring, transaction) shall cease to be a Covered Insurance Policy hereunder upon the effectiveness thereof, in each case, as applicable; provided that all Required Party Consents and all required Governmental Authorities have been obtained. In the event that it is determined (including by a Governmental Authority or court of competent jurisdiction) that a Policy did not actually cease  to be a Policy of the Ceding Company as a result of such intended novation, assumption, replacement, transfer, division or other similar transaction, then such Policy shall, retroactively to the Effective Time and for all purposes hereunder and under the other Transaction Agreements (and subject to all terms and conditions hereof and thereof), again be deemed to be a “Reinsured Policy”, and all Reinsured Liabilities, arising under, out of or relating to such Policy shall again (subject to all terms and conditions hereof) be deemed “Reinsured Liabilities,” in each case, for all purposes hereunder and under the other Transaction Agreements.

ARTICLE III

REINSURANCE PREMIUM AND CEDING COMMISSION; ACCOUNTING

Section 3.01          Payments by the Ceding Company.

(a)           As consideration for the Reinsurer’s agreement to provide reinsurance pursuant to this Agreement, at the Closing, the Ceding Company will transfer to the Trust Account, in accordance with Section 2.04 of the Purchase Agreement, Eligible Assets with a Book Value (as defined in the Purchase Agreement) equal to the Reinsurance Premium. Such payment shall be subject to adjustment following the date hereof in accordance with Section 2.05 of the Purchase Agreement.

(b)           As additional consideration for the reinsurance provided herein, the Reinsurer shall be entitled to as additional premium hereunder hundred percent (100%) of all of the following amounts actually received by the Ceding Company, MML or the Reinsurer, whether in its role as reinsurer hereunder or as Administrator, with respect to the Covered Insurance Policies that are either due and unpaid as of the Effective Time or that arise on any date after the Effective Time (items (i) through (iii) below, collectively, the “Recoverables”):

(i)            Premiums;

(ii)           without duplication, all charges and fees, including daily asset charges, per participant fees, marketing fees, 12b-1 fees, policy loan fees, mortality and expense risk charges, administrative expense charges, administrative service fees, rider charges, contract maintenance charges, back-end sales loads and other considerations billed separately, and amounts for the pre-Tax amount of any expense reimbursement (other than “soft dollars”), indemnification, revenue-sharing or other payments made to the Ceding Company or its Affiliates by any mutual fund organization, bank or other third party attributable to the use of such organization’s investment funds as funding vehicles to the extent related to the Covered Insurance Policies, excluding any amounts paid to the Reinsurer or any of its Affiliates under that certain Administrative Services Agreement, dated August 1, 2012, among MML Investment Advisers, LLC, MML Distributors, LLC and GWFS Equities, Inc. or under any other agreement by and between the Ceding Company or any of its Affiliates, on the one hand, and the Reinsurer or any of its Affiliates, on the other hand; and

(iii)          without duplication, all amounts that are transferrable from the Separate Accounts to the general account of the Ceding Company in respect of the Covered Insurance Policies (including any investment management fees from the Separate Accounts), all other payments, collections, fees, credits, releases of funds to the Ceding Company from any Separate Accounts established by the Ceding Company and any and all recoveries relating to the Reinsured Liabilities or the Covered Insurance Policies, including all premiums, payments, reimbursements, interest or other amounts that the Ceding Company receives after the Effective Time in connection with any reinstatement or reissuance of a Covered Insurance Policy pursuant to Section 2.01(b) or any conversion, exchange or replacement policy that is reinsured under this Agreement.

Actual, direct receipt by the Reinsurer, including in its role as Administrator under the Administrative Services Agreement, or any of its Affiliates or designees of any such amounts shall satisfy any obligation of the Ceding Company to transfer any such amount to the Reinsurer hereunder.

(c)           If the Ceding Company’s RBC Ratio [Redacted].

(d)           The Ceding Company acknowledges that the Reinsurer intends to assign to an Affiliate of Reinsurer the Reinsurer’s rights, title and interest in any non-insurance Recoverables. The Reinsurer acknowledges and agrees that such assignment shall be permitted but only be to the extent of such rights, title and interests of the Reinsurer in and to such non-insurance

Recoverables and shall terminate automatically upon any recapture effectuated hereunder. Notwithstanding the foregoing, nothing hereunder shall constitute an outright assignment by the Ceding Company to the Reinsurer of its rights, title and interest in any Recoverable.

Section 3.02          Payments by the Reinsurer.

(a)           At the Closing, the Reinsurer shall pay the Ceding Company the Coinsurance Ceding Commission in accordance with Section 2.04 of the Purchase Agreement. The Coinsurance Ceding Commission shall not be subject to adjustment.

(b)           From and after the Effective Time, the Reinsurer shall pay and discharge, or indemnify the Ceding Company for the payment and discharge of, all Reinsured Liabilities; provided, for avoidance of doubt, amounts to be paid with respect to Separate Account Liabilities shall be paid out of the Separate Accounts in accordance with Section 2.02.

ARTICLE IV

ACCOUNTING, SETTLEMENT AND REPORTING

Section 4.01          Quarterly Net Settlement.

(a)           Within fifteen (15) Business Days after the end of each Accounting Period (other than, for avoidance of doubt, the Accounting Period ending December 31, 2020), the Reinsurer shall deliver to the Ceding Company a report (each, a “Quarterly Report”) setting forth for such Accounting Period (i) a settlement statement, and corresponding settlement amount between the Ceding Company and the Reinsurer for the Reinsured Liabilities as of the last day of such Accounting Period (the “Quarterly Net Settlement”), calculated in good faith by the Reinsurer (A) in the case of General Account Liabilities, in the form of Exhibit D-1 (the “General Account Settlement Statement”) and (B) in the case of Separate Account Liabilities, in the form of Exhibit D-2 (the “Separate Account Settlement Statement”), (ii) the Required Balance as at the end of such Accounting Period, calculated by the Reinsurer in good faith in the form of Exhibit D-3 (the “Required Balance Statement”) and (iii) a report in the form of Exhibit D-4, containing the information set forth thereon, including (A) a listing of each Eligible Asset on deposit in the Trust Account, (B) the Fair Market Value and Statutory Book Value of such Eligible Assets, both on an asset-by-asset basis and aggregate basis and (C) true and complete copies of any and all written reports provided by the Trustee to the Reinsurer (and not also to the Ceding Company) in respect of such Accounting Period related to the Trust Account or the assets on deposit therein.

(b)           The Reinsurer shall provide to the Ceding Company, and the Ceding Company shall provide to the Reinsurer, after the end of each Accounting Period (other than, for avoidance of doubt, the Accounting Period ending December 31, 2020), the applicable data feeds and the other information set forth on Schedule 4.01(b) in accordance with the delivery dates set forth thereon. During the Service Period (as defined in the Transition Services Agreement) under the Transition Services Agreement, the Ceding Company and the Reinsurer shall work together in good faith to develop an efficient method of preparing and delivering the reporting and data feed of the type set forth on Schedule 4.01(b), taking into account any change in the administrative systems from those of the Ceding Company to those of the Reinsurer, consistent with the delivery dates set forth on Schedule 4.01(b).

(c)           To the extent that the Reinsurer makes any direct payments out of the Separate Accounts to or on behalf of the Ceding Company or otherwise makes any direct payment on behalf of the Ceding Company, in each case, in respect of Reinsured Liabilities during or in respect of such Accounting Period (or a prior Accounting Period to the extent not taken into account with respect to any prior Quarterly Net Settlement process) prior to the delivery of the Quarterly Report, whether in its capacity as the Administrator or otherwise, the amount of any such payments shall be taken into account for purposes of determining Quarterly Net Settlement so as to avoid double payment. In addition, to the extent the Reinsurer receives any Recoverables during or in respect of such Accounting Period (or such prior Accounting Period) prior to the delivery of the Quarterly Report, whether in its capacity as the Administrator or otherwise, the amount of any such Recoverables received shall be taken into account for purposes of determining the Quarterly Net Settlement so as to avoid any double recovery.

Section 4.02          Dispute Resolution.

(a)           If the Ceding Company has any objection to the calculation of any valuation or other item set forth in the Quarterly Report, the Ceding Company shall deliver to the Reinsurer written notice thereof within ten (10) Business Days after its receipt of the applicable Quarterly Report.

(b)           If the parties are unable to reach resolution on a Quarterly Report with respect to any objection raised pursuant to Section 4.02(a) within five (5) Business Days after the delivery of the Ceding Company’s objection, the Ceding Company may submit the dispute to an Independent Accountant.  The parties shall instruct the Independent Accountant to limit its review to matters objected to by the Ceding Company and not resolved by written agreement of the parties, and to engage the Independent Actuary with respect to any such matters as the Independent Accountant reasonably determines appropriate, or as reasonably requested by either of the Parties, to settle such matters (including with respect to the determination of General Account Reserves and Reinsured Liabilities), and the decision of such Independent Accountant (taking into account the determination of the Independent Actuary if so engaged) with respect to any such dispute shall be compliant with the terms, conditions and definitions of this Agreement and the requirements of applicable SAP. The Independent Accountant’s determination pursuant to this Section 4.02(b) shall be final and binding on the parties and (B) incorporated into the applicable Quarterly Report; provided, however, that the Ceding Company or the Reinsurer may request that the Independent Accountant correct any clerical, typographical or computational errors in its decision within three (3) Business Day of the delivery of such decision to such party.

(c)           The fees of such Independent Accountant (including the fees of the Independent Actuary if so engaged) shall be borne by equally by the parties.

Section 4.03          Settlement.  If the Quarterly Net Settlement for an Accounting Period is positive, the Ceding Company shall pay such amount to the Reinsurer within the later of ten (10) Business Days of its receipt of the Quarterly Report for such Accounting Period or within three (3) Business Days of the final resolution of any dispute in respect thereof pursuant to

Section 4.02. If the amount of the Quarterly Net Settlement for an Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount to the Ceding Company at the time it delivers the Quarterly Report to the Ceding Company.

Section 4.04                             Delayed Payments.  If there is a delayed settlement of any payment due hereunder, interest will accrue on such payment at the then-applicable prime rate of interest, as reported by The Wall Street Journal (or, if The Wall Street Journal has ceased or suspended regular publication, another nationally distributed newspaper of general circulation reasonably selected by the Ceding Company) until settlement is made. For purposes of this Section 4.04, a payment will be considered overdue, and such interest will begin to accrue, on the first Business Day immediately following the date such payment is due (which shall be the last date on which such payment may be timely made under the applicable provision).

Section 4.05                             Offset and Recoupment Rights.  Any debits or credits incurred on or after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits and may be set off and recouped, and only the net balance shall be allowed or paid. This Section 4.05 shall apply, to the fullest extent permitted by applicable Law, notwithstanding the initiation or commencement of a liquidation, insolvency, rehabilitation, conservation, supervision or similar proceeding by or against the Ceding Company or the Reinsurer.

Section 4.06                             Certain Reports.

(a)                                 At each RBC Reporting Deadline, the Reinsurer shall provide to the Ceding Company: (i) if such RBC Reporting Deadline pertains to a calendar year end, its calculation of the RBC Ratio of the Reinsurer as of the last day of such calendar year and (ii) if such RBC Reporting Deadline pertains to a calendar quarter other than the calendar quarter ending on December 31, a certificate stating its good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization, whether the RBC Ratio [Redacted].

(b)                                 The Reinsurer shall provide written notice to the Ceding Company within five (5) Business Days of the earlier of (i) becoming aware of the occurrence of any Triggering Event or FMV Event and (ii) its calculation of the RBC Ratio which would result in a Triggering Event or FMV Event. In addition, the Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a Triggering Event or FMV Event has occurred.

(c)                                  The Reinsurer shall make available to or provide the Ceding Company with a true and complete copy of its annual and quarterly Statutory Financial Statements and a copy of its annual audited Statutory Financial Statements, together with the audit report thereon.

(d)                                 If a change in applicable Law eliminates the requirement for the Reinsurer to calculate risk-based capital, but does not replace it with another capital reporting requirement, then the Parties shall act reasonably and in good faith to amend this Agreement to incorporate an alternate calculation that is reasonably acceptable to the parties within thirty (30) calendar days after such elimination and, if the Parties cannot agree on any such alternative, the Reinsurer shall continue to calculate its RBC Ratio as if such elimination had not occurred. If a change in applicable Law either (i) replaces the requirement for the Reinsurer to calculate its RBC Ratio with another capital reporting requirement or (ii) changes the capital reporting requirement with respect to the applicable RBC Ratio action level thresholds under applicable Law authorizing regulatory action or engagement by or with the insurance regulatory authority in the Reinsurer’s state of domicile, then the Reinsurer shall provide proxies for the purposes of this Agreement under such new or changed capital reporting requirement for each specific RBC Ratio percentage referenced in this Agreement, which are substantially equivalent to such specific percentages to provide the Ceding Company with at least substantially equivalent protection as it had immediately prior to such change. If needed, the Parties shall act reasonably and in good faith to amend this Agreement to give effect to the immediately preceding sentence. To the extent the Ceding Company raises any good faith objection as to the substantial equivalence of such proxies and the parties are unable to resolve such objection within thirty (30) days, either Party may refer the dispute to the Independent Actuary for resolution.

Section 4.07                             Withholding.  The Reinsurer and the Ceding Company shall each provide the other Party upon reasonable request any documentation that is reasonably required to satisfy applicable Tax withholding and reporting obligations. In connection with such obligations, on or prior to the Closing Date, each Party shall provide the other Party with a completed and executed IRS Form W-9. In the event the IRS Form W-9 initially provided by either Party may no longer be relied upon, the Reinsurer or Ceding Company, as applicable, shall promptly provide to such other Party an updated form. Each Party to this Agreement agrees that, in the event that either Party is required under applicable Law to withhold Taxes from an amount payable under this Agreement, the payment of such amount shall be net of such withholdings and such withheld amount shall be treated for all purposes of this Agreement as paid to the Person in respect of whom such withholding was made; provided that if a Party reasonably believes it is required by applicable Law to withhold any amount in respect of Taxes from a payment hereunder, it shall provide reasonable prior written notice to the other Party of its intent to do so and shall reasonably cooperate with the other Party to eliminate or reduce any such withholding.

Section 4.08                             DAC Tax.

(a)                                 Each of the Ceding Company and the Reinsurer is subject to taxation under Subchapter L of Chapter 1 of Subtitle A of the Code. The Ceding Company and the Reinsurer shall each make the election contemplated by Section 1.848-2(g)(8) of the Treasury Regulations, if applicable, to determine specified policy acquisition expenses (if any) with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code (the “Election”). In such instance, each of the Ceding Company and the Reinsurer agrees that (i) the Election shall be effective for the taxable year of each Party that includes the Closing Date and for all subsequent taxable years during which this Agreement remains in effect and (ii) it shall take no action to revoke the Election.

(b)                                 The terms used in this Section 4.08 are defined by reference to Section 1.848-2 of the Treasury Regulations in effect as of the date of this Agreement.

(c)                                  If the Election is applicable, each Party agrees to attach to its U.S. federal income Tax return filed for the first taxable year ending after the Election becomes effective (and each year thereafter) a schedule that identifies this Agreement as the subject of the Election, and, in such case, each Party agrees that it shall file its respective U.S. federal income Tax returns in a manner consistent with the provisions of Treasury Regulations Section 1.848-2. The Party with the net positive consideration under this Agreement for each taxable year shall capitalize specified policy acquisition expenses (if any) with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.

(d)                                 To ensure consistency of reporting between the Parties or as otherwise required by the IRS, the Parties agree to exchange information pertaining to the amount of net consideration deemed to be paid pursuant to this Agreement. The Reinsurer shall submit a schedule to the Ceding Company by May 15 of each year that follows a year during which this Agreement was in effect for any portion of such year of the Reinsurer’s calculations of the net consideration under this Agreement for the preceding calendar year. The Ceding Company may contest such calculation by providing an alternative calculation to the Reinsurer in writing within fifteen (15) days of the Ceding Company’s receipt of the Reinsurer’s calculation. If the Ceding Company does not notify the Reinsurer within such time that it contests the calculation, the Ceding Company shall report the net consideration as determined by the Reinsurer in the Ceding Company’s U.S. federal income Tax return for the previous calendar year.

(e)                                  If the Ceding Company contests the Reinsurer’s calculation of the net consideration, the Parties shall act in good faith to reach an agreement as to the correct amount within fifteen (15) days of the date that the Ceding Company submits its alternative calculation. If the Parties reach an agreement on an amount of net consideration, each Party shall report the agreed upon amount in its U.S. federal income Tax return for the previous calendar year. If, during such period, the Ceding Company and the Reinsurer are unable to reach agreement, they shall within ten (10) days of the expiration of the fifteen (15) day period set forth in this Section 4.08(e), cause the Independent Accountant promptly to review this Agreement and the calculations of the Ceding Company and the Reinsurer for the purpose of calculating the net consideration under this Agreement. In making such calculation, the Independent Accountant shall consider only those items or amounts in the Reinsurer’s calculation as to which the Ceding Company has disagreed. The Independent Accountant shall deliver to the Ceding Company and the Reinsurer, within a twenty (20) day period or as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the Ceding Company and the Reinsurer and may be entered and enforced in any court having jurisdiction. The fees, costs and expenses of the Independent Accountant shall be borne equally by the Ceding Company and the Reinsurer.

(f)                                   Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 4.08 shall remain in full force and effect after the termination of this Agreement.

ARTICLE V

TRUST ACCOUNT; RESERVE CREDIT

Section 5.01                             Establishment of Trust Account; Security.

(a)                                 In accordance with the Trust Agreement, the Reinsurer, as grantor, has established the Trust Account with the Trustee with respect to the General Account Liabilities reinsured hereunder, naming the Ceding Company as sole beneficiary thereof. Pursuant to the terms of the Trust Agreement, the assets in the Trust Account, including the residual interest therein, shall be held in trust by the Trustee for the sole and exclusive benefit of the Ceding Company as security for the payment of the Reinsurer’s obligations to the Ceding Company under this Agreement. In accordance with the requirements of the Trust Agreement, the Reinsurer shall ensure that (i) in the absence of an FMV Event, the Trust Account holds assets with a Statutory Book Value equal to the Required Balance and (ii) following the occurrence and during the continuation of an FMV Event, the Trust Account holds assets with a Fair Market Value equal to the Required Balance, in each case, in accordance with the terms set forth herein and in the Trust Agreement until such time as a Trust Account is no longer required pursuant to Section 5.09. All transfers to and withdrawals from the Trust Account shall be in accordance with and subject to the requirements set forth herein and in the Trust Agreement.  On and after the occurrence and during the continuation of an FMV Event or Reserve Credit Event, the Reinsurer may, at its own cost, provide one or more Qualifying Letters of Credit in accordance with the terms of this Agreement.

(b)                                 Pursuant to the terms of the Security and Control Agreement, a first priority security interest in the Collateral in favor of the Ceding Company shall be granted by the Reinsurer and perfected by the Ceding Company, including via filing of a UCC-1 financing statement. During the term of the Trust Agreement, the Reinsurer shall not, and shall direct the Trustee not to, grant or cause to be created in favor of any Person other than the Ceding Company any security interest whatsoever in any of the assets in the Trust Account or in the residual interest therein.

Section 5.02                             Ceding Company Withdrawal Prior to Certain Events.  This Section 5.02 shall be effective in the absence of a Reserve Credit Event:

(a)                                 The Ceding Company may withdraw the assets held in the Trust Account at any time and from time to time, upon prior notice to the Trustee and the Reinsurer and in accordance with the terms of the Trust Agreement, and assets withdrawn from such Trust Account shall be utilized and applied by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company), without diminution because of insolvency on the part of the Ceding Company or the Reinsurer; provided, however, that the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) may only withdraw such assets to pay or reimburse the Ceding Company for any and all undisputed amounts due hereunder and not yet recovered from Reinsurer, including in respect of Reinsured Liabilities or Article X, or any amount owed pursuant to Article IX (in the case of the payment of the Estimated Recapture Payment, whether or no disputed), in each case which amounts have not been paid by the Reinsurer within seven (7) Business Days following receipt by the Reinsurer from the Ceding Company of specific written demand for payment of such amounts (which demand shall not be provided until the due date for such amounts under this Agreement has passed).

(b)                                 The Ceding Company shall return to the Trust Account, within five (5) Business Days, assets withdrawn in excess of all amounts due under Section 5.02(a). Any such excess amount (together with investment income thereon) shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of Reinsurer for the sole purpose of funding the payments and reimbursements described in Section 5.02(a).

Section 5.03                             Ceding Company Withdrawal Following Certain Events.  This Section 5.03 shall be effective from and after the occurrence and during the continuation of a Reserve Credit Event:

(a)                                 The Ceding Company may withdraw the assets held in the Trust Account or draw upon a Qualifying Letter of Credit at any time and from time to time, without notice to or consent from the Reinsurer, and assets withdrawn from such Trust Account or amounts drawn upon a Qualifying Letter of Credit shall be utilized and applied by the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company), without diminution because of insolvency on the part of the Ceding Company or the Reinsurer; provided, however, that the Ceding Company (or any successor by operation of law of the Ceding Company, including, but not limited to, any liquidator, rehabilitator, receiver or conservator of the Ceding Company) may only withdraw such assets or draw upon a Qualifying Letter of Credit for one (1) or more of the following purposes:

(i)                                     to pay or reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of Covered Insurance Policies reinsured under this Agreement because of cancellation of such Covered Insurance Policies;

(ii)                                  to reimburse the Ceding Company for Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Covered Insurance Policies reinsured under this Agreement;

(iii)                               to fund an account with the Ceding Company where the Ceding Company has received notification of termination of the Trust Account and where the Reinsurer’s entire obligations under this Agreement remain unliquidated and undischarged ten (10) days prior to the termination date of the Trust Account, to withdraw amounts equal to the Reinsurer’s share of General Account Liabilities hereunder, to the extent that such Liabilities have not yet been funded by the Reinsurer, and deposit those amounts in a separate account, in the name of the Ceding Company in any qualified U.S. financial institution apart from its general assets, in trust for the uses and purposes specified in paragraphs (i), (ii) and (iv) of this Section 5.03(a) as may remain executory after withdrawal and for any period after the termination date of the Trust Account; or

(iv)                              to pay any other amounts the Ceding Company claims are due under this Agreement, including pursuant to Article VIII or Article X.

(b)                                 The Ceding Company shall deposit to the Trust Account, within five (5) Business Days, amounts withdrawn or drawn upon in excess of all amounts due under Sections 5.03(a)(i), (ii) and (iv), or, in the case of Section 5.03(a)(iii), amounts that are subsequently determined not to be due. Any such excess amounts withdrawn or drawn upon and not so deposited (together with investment income thereon) shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) in trust for the benefit of the Reinsurer for the sole purpose of funding the payments and reimbursements described in paragraphs (i), (ii) and (iv) of Section 5.03(a). The Ceding Company shall credit to any account established pursuant to Section 5.03(a)(iii) interest thereon equal to the actual amount of interest at a rate not to exceed the prime rate of interest, as reported by The Wall Street Journal (or, if The Wall Street Journal has ceased or suspended regular publication, another nationally distributed newspaper of general circulation reasonably selected by the Ceding Company), dividends and other investment income earned on the assets in such account.

Section 5.04                             Trust Account and Settlements.  The trustee shall hold assets in the Trust Account pursuant to the terms of the Trust Agreement.  All settlements of account under the Trust Agreement between the Ceding Company and the Reinsurer shall be made in United States dollars in cash or its equivalent.

Section 5.05                             Valuation Method and Investment of Trust Assets.

(a)                                 In the absence of an FMV Event, the assets held in the Trust Account shall be valued at their Statutory Book Value as of the date as of which such assets are required to be valued.

(b)                                 Following the occurrence and during the continuation of an FMV Event, the assets held in the Trust Account shall be valued at their Fair Market Value as of the date as of which such assets are required to be valued.

(c)                                  The assets that may be held in the Trust Account shall consist of investments of the type permitted by Massachusetts Insurance Code § 175:20A(2) and 211 CMR 130.11 or any successor provision and shall at all times comply with the requirements set forth in the Trust Agreement; provided that (i) each such investment that is a security is issued by an institution that is not the Reinsurer, the Ceding Company or an Affiliate of either Party and (ii) such investments comply with the requirements specified by the investment guidelines as set forth on Exhibit E (the assets pursuant to this sentence being the “Eligible Assets”).

Section 5.06                             Deposit of Assets.  Prior to depositing assets in the Trust Account, the Reinsurer or the Ceding Company, as applicable, will, at its option, do one of the following: (a) execute assignments or endorsements in blank in favor of the trustee pursuant to the Trust Agreement, or (b) transfer legal title to the trustee, in either case, of all shares, obligations or any other assets requiring assignments, in order that the Ceding Company, or the trustee upon the direction of the Ceding Company, may whenever necessary negotiate these assets without the consent or signature from the Reinsurer or any other entity.

Section 5.07                             Reinsurer’s Withdrawal Right Prior to a Certain Event.

(a)                                 Solely in the absence of a Reserve Credit Event, at least ten (10) Business Days following the delivery of the Required Balance Statement, the Reinsurer shall have the right to withdraw Eligible Assets from the Trust Account, in accordance with the Trust Agreement, subject to the terms and conditions set forth therein and herein (including Section 5.08); provided, however, that the Reinsurer shall provide written notice to the Ceding Company at least five (5) Business Days prior to such withdrawal. Notwithstanding the foregoing, the Reinsurer shall have the right to instruct the Trustee to substitute or exchange assets in the Trust Account with other Eligible Assets in accordance with the Trust Agreement; provided that (a) in the absence of an FMV Event, (i) at the time of such substitution, the withdrawn assets are replaced with other Eligible Assets having an aggregate Statutory Book Value at least equal to the aggregate Statutory Book Value of the assets withdrawn and (ii) if the Market-to-Book Ratio immediately prior to such substitution is less than 100%, then the Market-to-Book Ratio following such substitution may not be less than the Market-to-Book Ratio before giving effect to such substitution and (b) following the occurrence and during the continuation of an FMV Event, at the time of such substitution, the withdrawn assets are replaced with other Eligible Assets having an aggregate Fair Market Value at least equal to the aggregate Fair Market Value of the assets withdrawn.

(b)                                 To the extent that the full amount of the Funds Withheld Account Adjustment (as defined in the Retrocession Agreement (Non-New York)) cannot be withdrawn from the Hartford Trust Account (as defined in the Retrocession Agreement (Non-New York)) pursuant to Section 5.04 of the Retrocession Agreement (Non-New York) for any reason, at the Ceding Company’s option, the Reinsurer may withdraw such amount from the Trust Account (in which case, the Required Balance hereunder shall be automatically reduced to the extent of such withdrawal until otherwise paid or released to the retrocessionaire under the Retrocession Agreement (Non-New York)); provided, however, that if withdrawal from the Trust Account would have a material and adverse accounting impact on the Reinsurer, the Ceding Company shall be required to discharge such amount directly; provided, further, however, if such material and adverse accounting impact would not be realized until the end of an Accounting Period (as defined in the Retrocession Agreement (Non-New York)), the Ceding Company may cause the Reinsurer to make such withdrawal until (but not exceeding) the end of such applicable Accounting Period.

Section 5.08                             Reinsurer’s Ongoing Funding Obligations for the Trust Account.

(a)                                 In the absence of an FMV Event, concurrently with the delivery of the Required Balance Statement pursuant to Section 4.01 for an Accounting Period (except as respects Reinsurer withdrawals, the timing for which is set forth in Section 5.07):

(i)                                     if the aggregate Statutory Book Value of the Eligible Assets on deposit in the Trust Account (as reflected in the Quarterly Asset Report for such Accounting Period) is less than the Required Balance (as reflected in the Required Balance Statement for such Accounting Period), then the Reinsurer shall deposit Eligible Assets in the Trust Account with an aggregate Statutory Book Value at least equal to the shortfall determined pursuant to this clause (i);

(ii)                                  if the aggregate Statutory Book Value of the Eligible Assets on deposit in the Trust Account (as reflected in the Quarterly Asset Report for such Accounting Period) is greater than the Required Balance (as reflected in the Required Balance Statement for such Accounting Period), then the Reinsurer may withdraw Assets from the Trust Account with an aggregate Statutory Book Value not greater than the excess determined pursuant to this Section 5.08(a)(ii); provided (A) that if the Market-to-Book Ratio immediately prior to such withdrawal is less than [Redacted], then the Market-to-Book Ratio following such withdrawal may not be less than the Market-to-Book Ratio before giving effect to such withdrawal and (B) the Reinsurer may not withdraw such excess to the extent it and its Affiliates (as applicable) have failed to comply with funding obligations with respect to the Trust Account (or a “Trust Account” as defined in the Reinsurance Agreement (New York Business), the Retrocession Agreement (Non-New York Business) or the Retrocession Agreement (New York Business)) or failed to pay the Ceding Company any amount, in each case, not subject to a good faith dispute due under this Agreement, the Reinsurance Agreement (New York Business), the Retrocession Agreement (Non-New York Business) or the Retrocession Agreement (New York Business).

(b)                                 Following the occurrence and during the continuation of an FMV Event but in the absence of a Reserve Credit Event, concurrently with the delivery of the Required Balance Statement for an Accounting Period:

(i)                                     if the aggregate Fair Market Value of the Eligible Assets on deposit in the Trust Account (as reflected in the Quarterly Asset Report for such Accounting Period) plus the aggregate available amount under Qualifying Letters of Credit (if any) is less than the Required Balance (as reflected in the Required Balance Statement for such Accounting Period), then the Reinsurer shall deposit Eligible Assets in the Trust Account or procure a Qualifying Letter of Credit with an aggregate Fair Market Value at least equal to such shortfall; and

(ii)                                  if the aggregate Fair Market Value of the Eligible Assets on deposit in the Trust Account (as reflected in the Quarterly Asset Report for such Accounting Period) plus the aggregate available amount under Qualifying Letters of Credit (if any) is greater than [Redacted] of the Required Balance (as reflected in the Required Balance Statement for such Accounting Period), in accordance with the procedures set forth in the Trust Agreement, and with consent of the Ceding Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Reinsurer may withdraw Assets from the Trust Account with an aggregate Fair Market Value or seek a reduction of any Qualifying Letters of Credit in the aggregate not greater than such excess.

(c)                                  Following the occurrence and during the continuation of a Reserve Credit Event, concurrently with the delivery of the Required Balance Statement for an Accounting Period:

(i)                                     if the aggregate Fair Market Value of the Eligible Assets on deposit in the Trust Account (as reflected in the Quarterly Asset Report for such Accounting Period) plus the aggregate available amount under Qualifying Letters of Credit (if any) is less than the Required Balance (as reflected in the Required Balance Statement for such Accounting Period), then the Reinsurer shall deposit Eligible Assets in the Trust Account or procure a Qualifying Letter of Credit with an aggregate Fair Market Value at least equal to such shortfall; and

(ii)                                  if the aggregate Fair Market Value of the Eligible Assets on deposit in the Trust Account (as reflected in the Quarterly Asset Report for such Accounting Period) plus the aggregate available amount under Qualifying Letters of Credit (if any) is greater than [Redacted] of the Required Balance (as reflected in the Required Balance Statement for such Accounting Period), in accordance with the procedures set forth in the Trust Agreement, and with consent of the Ceding Company (which consent shall not be unreasonably withheld), the Reinsurer may withdraw Assets from the Trust Account with an aggregate Fair Market Value or seek a reduction of any Qualifying Letters of Credit in the aggregate not greater than such excess.

Section 5.09                             Termination of Trust Account.  Notwithstanding anything to the contrary herein, if, in the absence of a Triggering Event, the Required Balance Statement demonstrates that the Required Balance is less than or equal to [Redacted], then (a) the Reinsurer and the Ceding Company shall promptly deliver a notice of such balance to the Trustee to terminate the Trust Account and (b) the Reinsurer shall have no further obligation to maintain any asset in the Trust Account pursuant to this Agreement.

Section 5.10                             Reserve Credit.  The Reinsurer shall hold and maintain all licenses and authorizations required under applicable Law and, subject to the last sentence of this Section 5.10, otherwise take any and all steps necessary to provide the Ceding Company with Reserve Credit throughout the entire term of this Agreement. Upon the occurrence of any event that would be reasonably likely to result in the Ceding Company being unable to take full statutory financial statement credit for the reinsurance provided by this Agreement in all Applicable Jurisdictions for any reason as of the end of any quarterly or annual financial statement period (the loss of such credit, a “Reserve Credit Event”), the Reinsurer, at its own expense, shall, subject to the last sentence of this Section 5.10, within ten (10) Business Days following the occurrence of such event or, if later, prior to the end of the calendar quarter during which such event occurs, take all steps necessary to comply with all applicable Laws so as to permit the Ceding Company to obtain Reserve Credit throughout the entire term of this Agreement to the extent credit is not otherwise available under applicable Law (including conversion to reinsurance on a funds withheld or modified coinsurance basis, with the consent of the Ceding Company; provided, however, the failure of the Ceding Company to consent to any such conversion shall not relieve or discharge any obligation of the Reinsurer to take, subject to the last sentence of this Section 5.10, any or all other steps necessary, including, at the Reinsurer’s option, posting Qualifying Letters of Credit or establishing a credit for reinsurance trust).  Furthermore, the Reinsurer and the Ceding Company agree to cooperate in good faith to amend this Agreement or the Trust Agreement, or enter into other agreements or execute additional documents, in each case, as needed to comply with the credit for reinsurance laws and regulations and the requirements of the applicable Governmental Authorities to ensure the Ceding Company obtains Reserve Credit.

ARTICLE VI

OVERSIGHTS; COOPERATION; REGULATORY MATTERS

Section 6.01                             Oversights.  Unintentional or inadvertent delays, errors or omissions made in connection with this Agreement or any transaction hereunder (a) shall not relieve either Party from any Liability which would have attached had such delay, error or omission not occurred, and (b) both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, error or omission had occurred; provided that, in all cases, such error or omission is rectified as soon as reasonably practicable after discovery by the Party making such error or omission or responsible for such delay; and provided, further, that said responsible Party shall bear any additional Liability that attaches as a result. Nothing in this Section 6.01 shall reduce the obligation of the Reinsurer with respect to any Reinsurer Extra Contractual Obligation or the obligation of the Ceding Company with respect to any Ceding Company Extra Contractual Obligation.

Section 6.02                             Regulatory Matters.  Solely to the extent not otherwise covered by the Administrative Services Agreement, if the Ceding Company or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation or proceeding from or at the direction of a Governmental Authority relating to or affecting the Covered Insurance Policies that would reasonably be expected to have a material adverse effect on the other Party, the Ceding Company or the Reinsurer, as applicable, shall promptly notify the other Party thereof, whereupon the Parties, at their own expense, shall cooperate in good faith and use their respective reasonable best efforts to resolve such matter in a mutually satisfactory manner, in light of all the relevant business, regulatory and legal facts and circumstances.

ARTICLE VII

INSOLVENCY

Section 7.01                             Insolvency of the Ceding Company.

(a)                                 In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement with respect to the Reinsured Liabilities shall be payable by the Reinsurer directly to the Ceding Company or to its statutory liquidator, receiver or statutory successor or directly to the owners, policyholders or beneficiaries entitled to receive payment under the Covered Insurance Policies (a “Payee”) on the basis of the Liability of the Ceding Company under the Covered Insurance Policies without diminution because of the insolvency of the Ceding Company. It is understood, however, that in the event of the insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a Reinsured Liability claim against the Ceding Company on a Covered Insurance Policy within a reasonable period of time after such claim is filed in the insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to the Ceding Company or its liquidator, receiver or statutory successor.  It is further understood that the expense thus incurred by the Reinsurer shall be chargeable, subject to applicable Law, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.

(b)                                 Any payment by the Reinsurer directly to a Payee pursuant to this Section 7.01 shall be, to the extent of the payment, in substitution, satisfaction and discharge of the Reinsurer’s obligations to the Ceding Company, or to its liquidator, rehabilitator, receiver, conservator or statutory successor, under this Agreement. Neither this Article VII, nor any other provision of this Agreement or any other Transaction Agreement nor any Covered Insurance Policies, shall be construed in a manner which would subject the Reinsurer to liability for duplicative payments of the Reinsured Liabilities reinsured under this Agreement.

(c)                                  In the event that the Laws of the jurisdiction of domicile of the Ceding Company should be amended to require that reinsurance made, ceded, or renewed hereunder shall be payable in all events directly to the Ceding Company or its statutory liquidator, receiver or statutory successor (the “Domiciliary Receiver”) in order to avoid liability for duplicate payment by the Reinsurer, all amounts payable hereunder with respect to the Ceding Company (including to any Payees thereof) shall be payable directly to the Ceding Company or the Domiciliary Receiver on the basis of the liability of such Ceding Company, without diminution because of such insolvency or because such Domiciliary Receiver has failed to pay all or a portion of any claims, and the direct liability of the Reinsurer to any Payee as described in this Agreement shall no longer be applicable.

ARTICLE VIII

DURATION; RECAPTURE

Section 8.01                      Duration.  This Agreement shall commence at the Effective Time and continue in force until the termination date (the “Termination Date”), which shall occur at such time as (a) the Ceding Company’s Liability arising out of or related to all Covered Insurance Policies reinsured hereunder is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s Liabilities incurred hereunder prior to such termination, (b) the Ceding Company has elected to recapture the reinsurance of Covered Insurance Policies in full in accordance with Section 8.03, and the payment obligations described in Article IX have been discharged in full or (c) the Reinsurer has elected to terminate this Agreement in accordance with Section 8.03, and the payment obligations described in Article IX have been discharged in full.

Section 8.02                      Survival. Notwithstanding any provisions of this Article VIII, the terms and conditions of Article VIII and X, and Article I and Article XI to the extent relating thereto, shall remain in full force and effect after the termination of this Agreement.

Section 8.03                             Recapture.

(a)                                 Upon the occurrence and during the continuation of a Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all (and not less than all) of the outstanding reinsurance ceded under this Agreement as of the effective date of the recapture, by providing the Reinsurer with written notice of its intent to effect recapture. Recapture of the Covered Insurance Policies shall take place on the tenth (10th) day following the day on which the Ceding Company has provided the Reinsurer with such notice (the “Recapture Date”) and shall be effective on the last day of the calendar month preceding the calendar month during with the Recapture Date occurs (the “Recapture Effective Date”). Upon a recapture by the Ceding Company, the Ceding Company will only recapture Reinsured Liabilities, excluding Reinsurer Extra Contractual Obligations.

(b)                                 If the Ceding Company fails to timely pay any undisputed amount due under this Agreement [Redacted] and (i) such amount is not subject to a good faith dispute and (ii) such failure continues for forty-five (45) days after written notice thereof from the Reinsurer (a “Termination Event”), the Reinsurer shall have the right (but not the obligation) to terminate this Agreement by providing the Ceding Company with written notice of its intent to terminate, and such termination will be treated as a recapture for all purposes hereunder. Recapture of the Covered Insurance Policies in connection with a Termination Event shall take place on the tenth (10th) day following the day on which the Reinsurer has provided the Ceding Company with such notice (such date constituting a Recapture Date) and shall be effective on the last day of the calendar month preceding the calendar month during with the Recapture Date occurs (such date constituting a Recapture Effective Date). Upon a termination by the Reinsurer following a Termination Event, the Ceding Company shall recapture the Reinsured Liabilities other than the Reinsurer Extra Contractual Obligations. The Ceding Company shall not intentionally fail to comply with any term or condition of this Agreement for the purpose of causing a Termination Event or encouraging the Reinsurer to terminate this Agreement following a Termination Event.

(c)                                  Following a recapture or termination pursuant to this Section 8.03, subject to the payment obligations described in Article IX, both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement other than with respect to any Reinsurer Extra Contractual Obligations which will remain the obligation of the Reinsurer, subject to indemnification by the Reinsurer for the benefit of the Ceding Company. Following the consummation of any terminal settlement in respect of a recapture or termination, no additional Premiums or other amounts payable under such Covered Insurance Policies shall be payable to the Reinsurer hereunder, nor, for the avoidance of doubt, shall the Reinsurer have any further right to receive any Recoverables nor further obligation to pay any Reinsured Liabilities or other amounts hereunder, in each case, except as provided in this Section 8.03(c) and except for obligations that expressly survive termination as provided in Section 8.02 (and for purposes of any such obligations under Article X excluding any Reinsured Liabilities other than Reinsurer Extra Contractual Obligations).

(d)                                 Notwithstanding the remedies contemplated by this Article VIII or the Transaction Agreements, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under this Agreement or any Transaction Agreement in lieu of exercising the remedies in this Article VIII, and it shall be no defense to any such claim that the Ceding Company might have had other recourse.

Section 8.04                             Triggering Event.  For purposes of the Agreement, “Triggering Event” means each of the following:

(a)                                 an Insolvency Event of the Reinsurer;

(b)                                 a Reserve Credit Event occurs and is continuing the later of (i) ten (10) Business Days following the occurrence of such Reserve Credit Event or (ii) the end of the calendar quarter during which such Reserve Credit Event occurred;

(c)                                  the Reinsurer’s RBC Ratio [Redacted] as of the end of any Accounting Period and the Reinsurer has not cured such shortfall within thirty (30) days following the applicable RBC Reporting Deadline;

(d)                                 the Reinsurer fails (i) to fund the Trust Account for any undisputed amounts required to be deposited therein by the Reinsurer in accordance with the terms hereof or provide sufficient available amounts under Qualifying Letters of Credit (if any), as required, (ii) to pay the Ceding Company any undisputed amount due under this Agreement or (iii) to discharge any undisputed payment obligations in respect of the Covered Insurance Policies or the Reinsured Liabilities required to be discharged in accordance with the terms, conditions and limitations set forth in this Agreement, and, in each case, (x) such amount is in excess [Redacted], (y) such amount is not subject to a good faith dispute and (z) such failure continues for forty-five (45) days following receipt of written notice thereof from the Ceding Company; or

(e)                                  the occurrence and continuance of a Triggering Event as defined in the Reinsurance Agreement (New York Business), the Retrocession Agreement (Non-New York Business) or the Retrocession Agreement (New York Business) (other than as a result of a deemed “Reserve Credit Event” pursuant to Section 6.01(b) of the Retrocession Agreement (Non-New York Business) or the Retrocession Agreement (New York Business)).

Section 8.05                             Notice of Triggering Event.  Without limitation of Section 4.06(b), the Reinsurer shall provide written notice to the Ceding Company promptly and in reasonable detail upon becoming aware of any event or circumstance that, with the giving of notice or the passage of time, would reasonably be expected to constitute or result in a Triggering Event.

Section 8.06                             Cure of Triggering Event.  For purposes of this Agreement, a Triggering Event shall be deemed to be continuing until such Triggering Event is cured pursuant to the requirements set forth in this Section 8.06. For the avoidance of doubt, the Triggering Event set forth in Section 8.04(a) shall not be subject to cure hereunder. Following the occurrence of a Triggering Event, such Triggering Event shall be deemed cured, as applicable, upon the occurrence of the following:

(a)                                 with respect to the Triggering Event set forth in Section 8.04(b), the Ceding Company’s ability to take Reserve Credit;

(b)                                 with respect to the Triggering Event set forth in Section 8.04(c), Reinsurer’s RBC Ratio being restored to at [Redacted] for two (2) consecutive calendar quarters;

(c)                                  (i) with respect to the Triggering Event set forth in Section 8.04(d)(i), Reinsurer’s funding, in full, of the Trust Account or providing sufficient available amounts under Qualifying Letters of Credit in accordance with the requirements hereof and no other occurrence of the Triggering Event set forth in Section 8.04(d)(i) for two (2) consecutive calendar quarters; (ii) with respect to the Triggering Event set forth in Section 8.04(d)(ii), Reinsurer’s payment in full of all undisputed amounts owed to the Ceding Company hereunder and no other occurrence of the Triggering Event set forth in Section 8.04(d)(i) for two (2) consecutive calendar quarters; and (iii) with respect to the Triggering Event set forth in Section 8.04(d)(iii), Reinsurer’s discharge in full of all undisputed payment obligations in respect of the Covered Insurance Policies or the Reinsured Liabilities required to be discharged in accordance with the terms, conditions and limitations hereunder, and no other occurrence of the Triggering Event set forth in Section 8.04(d)(i) for two (2) consecutive calendar quarters; and

(d)                                 with respect to the Triggering Event set forth in Section 8.04(e), cure of such Triggering Event as defined in the Reinsurance Agreement (New York Business), the Retrocession Agreement (Non-New York Business) or the Retrocession Agreement (New York Business), as applicable, in accordance with the terms thereunder.

ARTICLE IX

TERMINAL ACCOUNTING AND SETTLEMENT

Section 9.01                             Terminal Accounting.

(a)                                 At least five (5) Business Days prior to the Recapture Date, the Ceding Company shall deliver to the Reinsurer a statement (such statement, the “Estimated Recapture Payment Statement”) prepared in accordance with the methodologies, procedures, judgments, assumptions and estimates described in Schedule 9.01(a) (“Recapture Payment Statement Methods”) setting forth the Ceding Company’s estimate of the Recapture Payment Amount as of the Recapture Effective Date (such estimate, the “Estimated Recapture Payment”).

(b)                                 On the Recapture Date, an amount equal to the Estimated Recapture Payment shall be due as follows: (i) if the amount of the Estimated Recapture Payment is negative, the Ceding Company shall pay the absolute value of such amount to the Reinsurer within five (5) Business Days of its receipt of the Estimated Recapture Payment Statement; and (ii) if the amount of the Estimated Recapture Payment is positive, the Ceding Company shall withdraw from the Trust Account, draw on any Qualifying Letter of Credit or take possession of other Collateral with an estimated, aggregate Fair Market Value equal to the Estimated Recapture Payment due to the Ceding Company in accordance with the reverse priority set forth in the Selection Criteria (as defined in the Purchase Agreement). If the aggregate Fair Market Value of the Collateral withdrawn by or otherwise paid or transferred to the Ceding Company on the Recapture Date, as reasonably determined by the Ceding Company as of the close of business on the Business Day immediately preceding the Recapture Date, (i) is less than the Estimated

Recapture Payment, then the Ceding Company shall notify Reinsurer of the amount of such shortfall (a “Shortfall Notification”) and the Reinsurer shall pay to the Ceding Company, by wire transfer of immediately available funds to one (1) or more accounts specified in writing by the Ceding Company in the Shortfall Notification, within three (3) Business Days of receipt thereof, an amount equal to the amount specified in such Shortfall Notification or (ii) is more than the Estimated Recapture Payment, such excess shall remain in or be returned to the Trust Account pending the final calculation of the Recapture Payment Amount pursuant to this Article IX.

(c)                                  The payments contemplated by Section 9.01(b) shall be subject to adjustment after the Recapture Date in accordance with Section 9.02.

Section 9.02                             Proposed Recapture Payment Statement.  Within forty-five (45) days following the Recapture Date, the Ceding Company shall prepare, in accordance with the Recapture Payment Statement Methods, and deliver to the Reinsurer a statement (the “Proposed Recapture Payment Statement”) setting forth (a) a calculation of the Recapture Payment Amount as of the Recapture Effective Date and (b) a calculation of the Recapture Payment, including the aggregate Fair Market Value of the Collateral withdrawn by or otherwise paid or transferred to the Ceding Company pursuant to Section 9.01(b) as of the Recapture Date.

Section 9.03                             Changes to Proposed Recapture Payment Statement.

(a)                                 Following receipt of the Proposed Recapture Payment Statement, the Reinsurer shall have forty-five (45) days (the “Review Period”) to review such Proposed Recapture Payment Statement. In connection with the review of the Proposed Recapture Payment Statement, the Ceding Company shall provide, and shall cause its Affiliates to provide, Reinsurer and its Representatives, upon the request of the Reinsurer, reasonable access to the books and records of the Ceding Company and make reasonably available to the Reinsurer and its Representatives personnel of the Ceding Company and its Affiliates that have been involved in the preparation of the Proposed Recapture Payment Statement. If the Reinsurer has accepted the Proposed Recapture Payment Statement in writing or has not given written notice to the Ceding Company setting forth any objection to the Proposed Recapture Payment Statement (a “Statement of Objection”) prior to the expiration of the Review Period, then the Proposed Recapture Payment Statement shall be final and binding upon the parties. If the Reinsurer delivers a Statement of Objection prior to the expiration of the Review Period, then the parties shall attempt to amicably resolve any such objection within thirty (30) days following receipt by the Ceding Company of the Statement of Objection.

(b)                                 If any such objections are resolved in writing by the parties, then such resolutions shall be final and binding upon the parties and shall be incorporated into the Final Recapture Payment Statement. If any such objections are not resolved in writing within thirty (30) days following receipt by the Reinsurer of the Proposed Recapture Payment Statement, then the parties shall submit any such objections that remain unresolved to the Independent Actuary.

(c)                                  Within ten (10) Business Days of the appointment of the Independent Actuary, the Ceding Company shall provide the Independent Actuary with a copy of the Proposed Recapture Payment Statement (as modified by any adjustments agreed to in writing by the parties pursuant to Section 9.03(b)), and the Reinsurer and the Ceding Company shall each prepare and deliver to the Independent Actuary a written report of such line item or items remaining in dispute, which report shall set forth the specific dollar amount proposed by such party for each such item or items and a detailed explanation of the basis and rationale for such party’s positions.

(d)                                 The Independent Actuary shall thereafter finally determine the manner in which such item or items shall be treated in the Final Recapture Payment Statement, and issue a written award including a reasonably detailed accounting of any required change to the Proposed Recapture Payment Statement. In making its determination, the Independent Actuary shall (i) consider only those items that are (A) identified in the Statement of Objection as in dispute and (B) were not resolved in writing by the Reinsurer and the Ceding Company, (ii) base its determination solely on such reports submitted by the Reinsurer and the Ceding Company and the methodologies, procedures, judgments, assumptions and estimates described in the Recapture Payment Statement Methods or the Fair Market Value Methods, as applicable, and not on the basis of an independent review, (iii) not assign a value to any item greater than the greatest value for such item claimed by either the Reinsurer in the Statement of Objection or the Ceding Company in the Proposed Recapture Payment Statement or less than the smallest value for such item claimed by either the Reinsurer in the Statement of Objection or the Ceding Company in the Proposed Recapture Payment Statement and (iv) barring exceptional circumstances, make its determination within thirty (30) days of its appointment, provided that the failure of the Independent Accountant to render such decision within such thirty (30) day period shall not be grounds for challenging or contesting in any respect the validity or enforceability of such decision.  The Independent Actuary shall be permitted to engage the Independent Accountant with respect to making its determination as to such matters as the Independent Actuary reasonably determines appropriate, or as reasonably requested by either of the Parties.

(e)                                  Each of the Reinsurer and the Ceding Company agrees to enter into a customary engagement letter with the Independent Actuary. The Reinsurer and the Ceding Company shall reasonably cooperate with the Independent Actuary and shall provide, upon the request of the Independent Actuary, any non-privileged information and documentation, including any accountants’ working papers or internal reserving papers, files and models, and make reasonably available to the Independent Actuary personnel of the Ceding Company and its Affiliates, on the one hand, and the Reinsurer and its Affiliates, on the other hand, in each case that have been involved in the preparation of the Proposed Recapture Payment Statement or the Statement of Objection, as applicable; provided, however, that the independent accountants of the Reinsurer or the Ceding Company shall not be obligated to make any working papers available to the Independent Actuary unless and until the Independent Actuary has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.  Any such information and documentation provided by the Reinsurer or the Ceding Company to the Independent Actuary shall concurrently be provided to the other party to the extent not already so provided; provided, however, that the independent accountants of the Reinsurer or the Ceding Company shall not be obligated to make any working papers available to the other party unless and until the other party has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants. Neither party shall disclose to the Independent Actuary, and the Independent Actuary shall not consider for any purpose, any settlement discussions or settlement offer made by either party with respect to any objection under this Section 9.03 unless otherwise agreed in writing by both parties.

(f)                                   The award issued by the Independent Actuary shall be final and binding upon the parties and shall be deemed the Final Recapture Payment Statement; provided, however, that within three (3) Business Days after the transmittal of the Independent Actuary’s award, either party may request in writing to the Independent Actuary, with a copy thereof provided to the other party in accordance with Section 11.01, with such request solely limited to the Independent Actuary correcting any clerical, typographical or arithmetic errors in such award.  The other party shall have three (3) Business Days to respond to the Independent Actuary in writing to such request, with a copy thereof provided to the other party in accordance with Section 11.01. The Independent Actuary shall dispose of such request, if no response was received during such three (3) Business Day period from the other party, within five (5) Business Days after receiving such request or, if such a response was received during such period, within three (3) Business Days of its receipt of such a response. One-half of all fees, costs and expenses of retaining the Independent Actuary (including the fees of the Independent Accountant if so engaged) shall be borne by the Reinsurer, and one-half of such fees, costs and expenses of retaining the Independent Actuary (including the fees of the Independent Accountant if so engaged) shall be borne by the Ceding Company. For the avoidance of doubt, the Independent Actuary shall act as an expert, not as an arbitrator, and neither the determination of the Independent Actuary, nor this agreement to submit to the determination of the Independent Actuary, shall be subject to or governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq., or any state arbitration law or regime.

(g)                                  No later than five (5) Business Days after the determination of the Final Recapture Payment Statement pursuant to this Section 9.03, (i) if the amount of the Recapture Settlement True-Up Amount is positive, then (A) the Ceding Company shall, to the extent available, withdraw from the Trust Account, draw on any Qualifying Letter of Credit or take possession of other remaining Collateral, in each case, with an aggregate Fair Market Value equal to the sum of the Recapture Settlement True-Up Amount plus interest thereon accrued at the Interest Rate from the Recapture Date to the date of payment and (B) to the extent the amount so withdrawn, drawn or taken possession of is not sufficient to fully pay the amount in the foregoing clause (A), the Reinsurer shall transfer cash in an amount equal to (I) the Recapture Settlement True-Up Amount plus interest on such amount accrued at the Interest Rate from the Recapture Date to the date of payment less (II) the Fair Market Value of any Eligible Assets withdrawn, Collateral seized or amounts drawn on any Qualifying Letter of Credit by the Ceding Company pursuant to clause (A) and (ii) if the amount of the Recapture Settlement True- Up Amount is negative, then the Ceding Company shall pay to the Reinsurer cash in an amount equal to the absolute value of the Recapture Settlement True-Up Amount plus interest thereon accrued at the Interest Rate from the Recapture Date to the date of payment.

(h)                                 For purposes of Section 9.03(g), “Recapture Settlement True-Up Amount” means an amount (which may be positive or negative) equal to (i) the Recapture Payment Amount (which may be positive or negative) minus (ii) the Recapture Payment, if paid to the Ceding Company, plus (iii) the Recapture Payment, if paid to the Reinsurer.

(i)                                     All cash required to be transferred pursuant to this Section 9.03 shall be transferred by wire transfer of immediately available funds.

ARTICLE X

INDEMNIFICATION; DISCLAIMER

Section 10.01               Reinsurer’s Obligation to Indemnify.  Without duplication under any of the Transaction Agreements, from and after the Effective Time, the Reinsurer shall indemnify, defend and hold harmless the Ceding Company, its Affiliates and their respective Representatives and their respective successors and permitted assignees (collectively the “Ceding Company Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by any of the Ceding Company Indemnified Parties to the extent resulting from, arising from, relating to or in connection with (a) any breach by the Reinsurer of the covenants and agreements of the Reinsurer contained in this Agreement, (b) the Reinsured Liabilities, or (c) as contemplated by the proviso in the second sentence of Section 2.03.

Section 10.02               Ceding Company’s Obligation to Indemnify. Without duplication under any of the Transaction Agreements, from and after the Effective Time, the Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer, its Affiliates and their respective Representatives and their respective successors and permitted assignees (collectively, the “Reinsurer Indemnified Parties”) from and against any Losses imposed on, sustained, incurred or suffered by any of the Reinsurer Indemnified Parties to the extent resulting from, arising from, relating to or in connection with (a) any breach by the Ceding Company of the covenants and agreements of the Ceding Company contained in this Agreement or (b) the Excluded Liabilities.

Section 10.03               Certain Procedures.  In respect of any claim for indemnification hereunder, the procedures and requirements set forth in Sections 8.04(c), 8.04(d), 8.04(e), 8.04(f) and 8.05 of the Purchase Agreement, shall, to the extent applicable, apply mutatis mutandis to this Article X.

ARTICLE XI

MISCELLANEOUS

Section 11.01               Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by facsimile (with written confirmation of transmission) or email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses, facsimile numbers and email addresses (or to such other address, facsimile number or email address as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Reinsurer, to:

Great-West Life & Annuity Insurance Company

8525 East Orchard Road

Greenwood Village, Colorado 80111

Email:                                                            [Redacted]

Attention:                                         [Redacted]

with copies to (which shall not constitute notice to the Reinsurer for the purposes of this Section 11.01):

Eversheds Sutherland (US) LLP

1114 Avenue of the Americas, 40th Floor

New York, New York 10036

Facsimile:                                         [Redacted]

Email:                                                            [Redacted]

Attention:                                         [Redacted]

If to the Ceding Company, to:

Massachusetts Mutual Life Insurance Company

1295 State St

Springfield, Massachusetts 01111

Email:                                                            [Redacted]

Attention:                                         [Redacted]

with copies to

Massachusetts Mutual Life Insurance Company

1295 State St

Springfield, Massachusetts 01111

Email:                                                            [Redacted]

Attention:                                         [Redacted]

with copies to

Massachusetts Mutual Life Insurance Company

1295 State St

Springfield, Massachusetts 01111

Email:                                                           [Redacted]

Attention:                                         [Redacted]

with copies to (which shall not constitute notice to the Ceding Company for the purposes of this Section 11.01):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Facsimile:                                        [Redacted]

Email:                                                           [Redacted]

Attention:                                        [Redacted]

Section 11.02               Entire Agreement.  This Agreement, the Exhibits and Schedules referred to herein, and the Transaction Agreements and any other documents delivered pursuant hereto or thereto, contain the entire understanding of the Parties hereto and their respective Affiliates with respect to the subject matter hereof and thereof and supersede all prior negotiations, discussions, writings, agreements and understandings, oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 11.03               Waivers and Amendments. Any provision of this Agreement may be amended, modified or waived if, and only if, such amendment, modification or waiver is in writing and signed, in the case of an amendment, by the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

Section 11.04               Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under it may be assigned by either of the Parties, in whole or in part, to any other Person, whether voluntarily or involuntarily, without the prior written consent of the other Party, and any attempted or purported assignment in violation of this Section 11.04 will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.05               No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 11.06               Governing Law and Jurisdiction.  This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relating to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the applicable Laws of the Commonwealth of Massachusetts, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.

Section 11.07               Arbitration. All disputes between the parties in respect to this Agreement, other than any dispute in respect of Article IV or Article IX, shall be resolved pursuant to the terms of this Section 11.07.

(a)                                 The Ceding Company and the Reinsurer shall attempt in good faith to negotiate a mutually acceptable solution to any controversy, dispute or claim arising out of or relating to this Agreement or the breach thereof before resorting to arbitration in the manner set out below. Where the Ceding Company and the Reinsurer fail to reach a mutually acceptable solution within thirty (30) days of the commencement of discussions, then either the Ceding Company or the Reinsurer may initiate arbitration as the sole dispute resolution process regarding such controversy, dispute or claim. The Ceding Company and the Reinsurer intend that the arbitrators will make their decision with a view to effecting the intent of this Agreement.

(b)                                 To initiate arbitration, one party (the “Petitioner”) will notify the other (the “Respondent”) in writing of its desire to arbitrate, stating the nature of its dispute, the remedy sought and the name of its party-appointed arbitrator. The Respondent shall respond to the notification in writing within thirty (30) days, and in its response it shall name its party- appointed arbitrator. If the Respondent fails to name its arbitrator within the allotted time, the Petitioner shall appoint both arbitrators. The two arbitrators shall select a third arbitrator within thirty (30) days of the date on which the latter of the two (2) such arbitrators was appointed. Should the two arbitrators selected by the parties not be able to agree upon the choice of a third, then the parties shall each name four (4) arbitrators from the Certified Umpires List maintained by ARIAS•U.S. Beginning with the Respondent, each party shall eliminate one (1) arbitrator from the eight (8) listed until one (1) arbitrator remains. If this arbitrator declines to serve, the arbitrator last eliminated will be approached to serve. This process shall be repeated until an arbitrator has agreed to serve as the third arbitrator.

(c)                                  All three (3) arbitrators must be disinterested persons designated as Certified Professionals by ARIAS•U.S. with not less than ten (10) years’ experience as present or former (i) officers of life, health and annuity insurance companies or life, health and annuity reinsurance companies specializing in retirement or mutual fund products or (ii) persons advising the life, health and annuity insurance or life, health and annuity reinsurance business specializing in group annuity, retirement or mutual fund products in a professional capacity, excluding however, officers, advisers, or employees of the Ceding Company and the Reinsurer or their respective Affiliates. If an arbitrator, subsequent to his or her appointment, is unwilling or unable to act, a new arbitrator shall be appointed to replace him or her by the same procedure by which he or she was appointed. All costs of the arbitration and expenses and fees of the arbitrators shall be borne equally by the parties, unless otherwise ordered by the arbitrators.

(d)                                 The arbitration shall take place at a location in Boston, Massachusetts unless otherwise agreed to in writing by both the Ceding Company and the Reinsurer. The arbitrators shall have power to fix by a notice in writing to the parties involved a reasonable time and location for the arbitration hearing and may prescribe all procedural rules relating to the course and conduct of the arbitration.

(e)                                  The written decision of a majority of the arbitrators shall be final and binding on the Ceding Company and the Reinsurer and their respective successors and assigns. The arbitrators shall use their best efforts to render a written award within three (3) months of the arbitration hearing, unless both parties agree otherwise. Failure of the arbitrators to render such decision within the three (3) month period shall not be grounds for challenging or contesting in any respect the validity or enforceability of any written decision.

(f)                                   The panel is empowered to grant interim relief as it may deem appropriate. Notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking provisional measures from the state courts located in the City of Boston of the Commonwealth of Massachusetts and the federal courts of the United States located in the City of Boston of the Commonwealth of Massachusetts (“Massachusetts Courts”) and any appellate court, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

(g)                                  Each of the Ceding Company and the Reinsurer consents to the exclusive jurisdiction and venue of the Massachusetts Courts and any appellate court from any decision thereof for purposes of any actions or proceedings in connection with the arbitration, including proceedings to compel arbitration or to seek interim relief in aid of arbitration, and to the non- exclusive jurisdiction of the Massachusetts Courts for the enforcement of any award issued hereunder. For the avoidance of doubt, the Ceding Company and the Reinsurer shall have the right to seek and obtain in such courts provisional relief prior to the panel being fully formed pursuant to this Section 11.07, including prior to the commencement of the arbitration proceeding.

(h)                                 Notwithstanding the foregoing provisions of this Section 11.07, in the event of any dispute, where the amount in dispute is [Redacted], between the Reinsurer (or its successor in interest) and the Ceding Company (or its successors in interest), arising out of or relating to the provisions of this Agreement or any transaction hereunder, such dispute shall be submitted to arbitration in accordance with the ARIAS•U.S. Streamlined Rules for Small Claim Disputes, as amended or supplemented from time to time, shall govern.

(i)                                     At the Ceding Company’s or the Reinsurer’s election, any dispute pursuant to this Section 11.07 shall be consolidated with a dispute under Section 11.07 of the Reinsurance Agreement (New York Business), Section 12.07 of the Retrocession Agreement (Non-New York Business) and Section 12.07 of the Retrocession Agreement (New York Business), as applicable, arising from the same underlying calculations, facts, events, acts or omissions.

Section 11.08               Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by facsimile, e-mail of a .pdf attachment, generally recognized e-signature technology (e.g., DocuSign or Adobe Sign) or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 11.09               Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found by a court or other Governmental Authority of competent jurisdiction to be invalid or unenforceable, the remainder of this

Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction. Upon any such determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.

Section 11.10               Specific Performance. The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting bond or other undertaking, the Parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  In the event that any such action is brought in equity to enforce the provisions of this Agreement, no Party will allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The Parties further agree that (a) by seeking any remedy provided for in this Section 11.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement and (b) nothing contained in this Section 11.10 shall require any Party to institute any action for (or limit such Party’s right to institute any action for) specific performance under this Section 11.10 before exercising any other right under this Agreement.

Section 11.11               Incontestability. In consideration of the covenants and agreements contained herein, each party hereby agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each party hereby agrees that it shall not contest in any respect the validity or enforceability hereof.

Section 11.12               Waiver of Duty of Utmost Good Faith. With respect to the reinsurance relationships and transactions among the parties and their Affiliates contemplated by this Agreement and the Transaction Agreements, each party absolutely and irrevocably waives resort to the duty of “utmost good faith” or any similar principle in connection with the negotiation, execution or formation of this Agreement, the Purchase Agreement and the other Ancillary Agreements.  Notwithstanding anything to the contrary contained in this Agreement, the Purchase Agreement or the other Ancillary Agreements, each party agrees that it does not waive any such duty of “utmost good faith” or any similar principle relating to the conduct of the parties under this Agreement after the Closing contemplated by the Purchase Agreement.

Section 11.13               Expenses. Regardless of whether any or all of the transactions contemplated by this Agreement are consummated, and except as otherwise expressly provided herein, Ceding Company and its Affiliates, on the one hand, and Reinsurer and its Affiliates, on the other, shall each bear their respective direct and indirect fees, costs and expenses incurred in connection with the negotiation and preparation of this Agreement, the Purchase Agreement, and the other Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby, including, all fees and expenses of their respective Representatives.

Section 11.14               Treatment of Confidential Information. The Ceding Company and Reinsurer (each, the “Receiving Party”) hereby covenant and agree, each on behalf of itself and on behalf of its Affiliates, and in the case of the Ceding Company, on behalf of any Distributor, any mutual fund organization that has its mutual funds offered as funding vehicles for one (1) or more Separate Accounts, the Business or the Covered Insurance Policies, including any information relating to any Person insured directly or indirectly under, or any Plan sponsor in respect of, the Covered Insurance Policies, that from and following the Closing, the Receiving Party and its Affiliates will not disclose, give, sell, use or divulge any Confidential Information of the other party (the “Disclosing Party”) for any purpose or permit their respective Representatives to do the same, except that each Receiving Party may disclose such Confidential Information or portions thereof (a) if legally compelled to do so, (b) to the extent necessary for the performance of such Receiving Party’s obligations under this Agreement, the Purchase Agreement or the other Ancillary Agreements, (c) to the extent necessary for the enforcement of the rights of such Receiving Party and its Affiliates under this Agreement, the Purchase Agreement or the other Ancillary Agreements, (d) to those of such Receiving Party’s Affiliates, and to their respective Representatives in each case who need to know such information for the foregoing purposes or (e) as required under any applicable Law or in the event a party receives a subpoena, regulatory request or court order for such disclosure (or reasonably determines that such disclosure is necessary or appropriate in connection with any filing or submission with, or disclosure to, a Governmental Authority having jurisdiction over the applicable party). If the Receiving Party or its Affiliates, or any of their respective Representatives become legally compelled to disclose any Confidential Information of the Disclosing Party, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other remedy or waive compliance with this Section 11.14. In the event that such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 11.14, the Receiving Party or its Affiliates, as applicable, shall furnish only that portion of Confidential Information that is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that appropriate confidential treatment will be accorded Confidential Information.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed effective as of the date first above written.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: [Redacted]
Name: [Redacted]
Title: [Redacted]

[Signature Page to Reinsurance Agreement (Non-New York)]

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By: [Redacted]
Name: [Redacted]
Title: [Redacted]

[Signature Page to Reinsurance Agreement (Non-New York)]